UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Conduent Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

April 10, 2018

Dear Shareholders:

You are cordially invited to attend the annual meeting of shareholders of Conduent Incorporated on Friday, May 25, 2018 at 9:00 a.m., Eastern Time. The meeting will be held at The Madison Hotel, 1 Convent Road, Morristown, New Jersey.

The attached notice of the 2018 annual meeting of shareholders and proxy statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting.

At the Annual Meeting of Shareholders, you will be asked to vote upon:

•	A proposal to elect nine directors;

•	A proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018; and

•	A proposal to approve, on an advisory basis, the 2017 compensation of our named executive officers.

The Board of Directors unanimously recommends that you vote in favor of these proposals.

It is important that your shares be represented and voted at the Annual Meeting of Shareholders, regardless of whether or not you plan to attend in person. Therefore, you are urged to vote your shares using one of the methods described on page 1 under “How do I vote?”.

Thank you for your continued support of, and ongoing interest in, Conduent Incorporated.

For the Board of Directors,

William G. Parrett
Chairman of the Board

Notice of 2018 Annual Meeting of Shareholders

Date and Time:	Friday, May 25, 2018, at 9:00 a.m.

Location:	The Madison Hotel 1 Convent Road Morristown, New Jersey 07960

Purpose:

Our shareholders will be asked to:

(1) Elect 9 directors;

(2) Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018;

(3) Approve, on an advisory basis, the 2017 compensation of our named executive officers; and

(4) Consider such other business as may properly come before the meeting.

Record Date:	March 27, 2018 — You are eligible to vote if you were a shareholder of record as of the close of business on this date.

Proxy Voting:	(1) Telephone; (2) Internet; or (3) Proxy Card. Please review the Notice of Internet Availability of Proxy Materials or accompanying proxy card for voting instructions.

Importance of Vote:	Whether or not you plan to attend, please submit your proxy as soon as possible to ensure that your shares are represented.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on May 25, 2018.

The Proxy Statement and 2017 Annual Report are available at

www.envisionreports.com/CNDT or https://investor.conduent.com.

By order of the Board of Directors,

J. Michael Peffer

Executive Vice President, General Counsel and Secretary

April 10, 2018

i

ii

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

The Annual Meeting

The 2018 Annual Meeting of Shareholders (the “Annual Meeting”) of Conduent Incorporated (the “Company”) will be held on Friday, May 25, 2018, at 9:00 a.m. at The Madison Hotel, 1 Convent Road in Morristown, New Jersey.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will consider and vote on the following matters:

1.	Election of the nine nominees named in this Proxy Statement to our Board of Directors (the “Board”), each for a term of one year.

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

3.	Approval, on an advisory basis, of the 2017 compensation of our named executive officers.

Shareholders will also act on any other business that may properly come before the meeting. In addition, our management will report on the Company’s performance during fiscal 2017 and respond to questions from shareholders.

Who is entitled to vote?

Owners of our common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on the record date, March 27, 2018 (the “Record Date”), are entitled to vote at the Annual Meeting. The shares owned include shares you held on that date (1) directly in your name as the shareholder of record (registered shareholder) and/or (2) in the name of a broker, bank or other holder of record where the shares were held for you as the beneficial owner (beneficial owner). Each share of Common Stock is entitled to one vote on each matter to be voted on. As of the Record Date, there were 210,493,863 shares of our Common Stock outstanding and entitled to vote.

How do I vote?

Beneficial owners will receive a separate Notice of Internet Availability of Proxy Materials (the “Notice”) with voting instructions from the bank, broker or other holder of record where the shares are held that must be followed in order for their shares to be voted.

Registered shareholders can vote in any one of four ways:

BY INTERNET	BY TELEPHONE

If you have Internet access, you may vote your shares by following the “Vote by Internet” instructions included in the Notice or on the enclosed proxy card. If you vote via the Internet, do not return your proxy card.

If you received written materials, you may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card. If you vote by telephone, do not return your proxy card.

BY MAIL	IN PERSON

If you received written materials, you may vote by completing and signing the proxy card enclosed with this Proxy Statement and promptly mailing it in the enclosed postage-prepaid envelope. The shares you own will be voted according to your instructions on the proxy card you mail. If you sign and return your proxy card but do not indicate your voting instructions on one or more of the matters listed, the shares you own will be voted by the named proxies in accordance with the recommendations of our Board.

If you submit a proxy or voting instructions via the Internet, telephone or by mail, you do not need to vote at the Annual Meeting. We will pass out written ballots to any shareholder of record or authorized representative of a shareholder of record who wants to vote in person at the Annual Meeting instead of by proxy. Voting in person will revoke any proxy previously given. If you hold your shares through a broker, bank or nominee, you must obtain a proxy from your broker, bank or nominee to vote in person.

If you use your proxy to vote by Internet, telephone or mail, you authorize each of the two directors, whose names are listed on the accompanying proxy, to act as your proxies to represent you and vote your shares as you direct.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the election of each of the nine director nominees;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

•	FOR the approval, on an advisory basis, of the 2017 compensation of our named executive officers.

How can I attend the Annual Meeting?

All shareholders on the Record Date may attend. In order to be admitted to the meeting, please obtain an admission ticket in advance and bring a form of personal photo identification, such as a driver’s license. To obtain an admission ticket:

If you are a registered shareholder:

•	If you vote via the Internet or by telephone, you will be asked if you would like to receive an admission ticket.

•	If you vote by proxy card, please mark the appropriate box on the proxy card and an admission ticket will be sent to you.

If you are a beneficial owner:

•	Please request an admission ticket in advance by calling Shareholder Services at 973-526-7158 or by mailing a written request, along with proof of your ownership of Conduent Common Stock as of the Record Date, to Conduent Incorporated, Shareholder Services, 100 Campus Drive, Suite 200, Florham Park, New Jersey 07932. All calls and written requests for admission tickets must be received no later than the close of business on May 15, 2018.

You can find directions to the meeting online at www.envisionreports.com/CNDT. If you have any further questions regarding admission or directions to the Annual Meeting, please call Shareholder Services at 973-526-7158.

How many shares are required to be present to hold the Annual Meeting?

A quorum is necessary to hold a valid meeting of shareholders. For each of the proposals to be presented at the meeting, the presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our Common Stock outstanding on the Record Date will constitute a quorum. As of the Record Date, there were 210,493,863 shares of our Common Stock outstanding. If you vote — including by Internet, telephone or proxy card — your shares will be counted towards the quorum for the Annual Meeting. Broker non-votes and abstentions are counted as present for the purpose of determining a quorum.

How many votes are required to approve each proposal?

Election of Directors. Under our by-laws, directors are elected by majority vote, meaning that in an uncontested director election, the votes cast “for” the nominee’s election must exceed the votes cast “against” the nominee’s election, with abstentions and broker non-votes not counting as votes “for” or “against.” Our by-laws require that any incumbent nominee for director who receives a greater number of votes cast “against” his or her election than “for” his or her election shall tender his or her resignation promptly after such election. The independent directors will then evaluate and determine, based on the relevant facts and circumstances, whether to accept or reject the resignation. The Board’s explanation of its decision will be promptly disclosed on a Form 8-K filed with the Securities and Exchange Commission (“SEC”).

Other Items

The affirmative vote of a majority of the votes cast at the meeting will be required for approval of the following proposals, meaning these proposals will be approved if the number of votes cast “for” the proposal exceed the number of votes cast “against” the resolution.

•	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm

•	Approval, on an advisory basis, of the 2017 compensation of our named executive officers

Abstentions and broker non-votes are not counted as votes “for” or “against” for the purpose of determining the outcome of the other above matters. For additional information regarding broker non-votes, see below under What is a broker non-vote and how will it affect the voting?

Although the advisory vote on the 2017 compensation of our named executive officers is non-binding, the Board values the opinions of shareholders and will consider the outcome of the vote on these proposals when making future decisions regarding executive compensation.

At present, the Board does not intend to present any other matters at this meeting and knows of no matters other than these to be presented for shareholder action at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

What is a broker non-vote and how will it affect the voting?

Under NYSE rules, brokers are not permitted to vote the shares they hold on behalf of beneficial owners without the beneficial owner’s voting instruction for matters that are deemed to be “non-routine.” A broker non-vote occurs with respect to non-routine matters when the beneficial owner of the shares fails to furnish timely voting instructions to the broker, and the broker is not permitted under applicable NYSE rules to vote the shares in its discretion. Election of directors and the advisory vote on executive compensation are considered non-routine matters. Shares constituting broker non-votes, while counted towards the quorum, are not counted as votes “for” or “against” for the purpose of determining whether shareholders have approved a non-routine matter. As a result, broker non-votes will have no impact on the outcome of these matters.

Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm (sometimes referred to as our “independent auditors”) is a routine matter, and, therefore, brokers would have discretion to vote on this proposal without having received timely voting instructions. Accordingly, there will be no broker non-votes with respect to this proposal.

May I change my vote?

Yes. You may revoke your proxy at any time before the Annual Meeting by submitting a later dated proxy card, by a later telephone or on-line vote, by notifying the Secretary of the Company in writing that you have revoked your proxy or by attending the Annual Meeting and either giving notice of revocation or voting in person.

Who will count the vote? Is my vote confidential?

Representatives of Computershare will act as Inspector of Election, supervise the voting, decide the validity of proxies and receive and tabulate proxies. As a matter of policy, we keep confidential all shareholder meeting proxies, ballots and voting tabulations that identify individual shareholders. In addition, the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

How are proxies solicited?

The solicitation of proxies is made by our Board and will be conducted primarily by mail. We also request brokerage firms, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and reimburse such persons for the cost of forwarding the material. We have engaged Innisfree M&A Incorporated to handle the distribution of soliciting material to, and the collection of proxies from, such entities. We will pay Innisfree M&A Incorporated a fee of $17,500, plus reimbursement of out-of-pocket expenses for this service. Proxies may also be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person, without compensation. We bear the cost of preparing all proxy materials and proxy solicitation.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials over the Internet. Accordingly, on or about April 10, 2018, a Notice is being sent to all of the Company’s registered shareholders and beneficial owners of record as of March 27, 2018. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy of the proxy materials, including a proxy card, as well as how shareholders may request to receive proxy materials in printed form by mail, or electronically by email, on a going forward basis.

How can I electronically access the proxy materials?

You can access the proxy materials online at www.envisionreports.com/CNDT or https://investor.conduent.com. Shareholders may receive Proxy Statements, Annual Reports and other shareholder materials via electronic delivery. Registered shareholders can sign up for electronic delivery at www.computershare.com/investor. Beneficial owners can sign up for electronic delivery at http://enroll.icsdelivery.com/cndt or by checking the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service. Opting to receive future proxy materials electronically by email will provide the Company cost savings relating to printing and postage and reduce the environmental impact of delivering documents to you.

What are the deadlines and requirements for shareholder submission of proposals, director nominations and other business for the 2019 Annual Meeting?

We expect to hold our 2019 Annual Meeting of Shareholders during the second half of May 2019 and to file and mail our Proxy Statement for that meeting during the first half of April 2019. Under SEC proxy rules, if a shareholder wants us to include a proposal in our Proxy Statement and proxy card for the 2019 Annual Meeting of Shareholders, the proposal must be received by us no later than December 11, 2018.

Any shareholder wishing to make a nomination for director or wishing to introduce any business at the 2019 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide the Company advance notice of such nominee or business which must be received by the Company no earlier than November 11, 2018 and no later than December 11, 2018. Any such notice must comply with requirements set forth in our by-laws. Nominations for director must be accompanied by a written consent of the nominee consenting to being named as a nominee and serving as a director if elected. Proposals and other items of business should be directed to Conduent Incorporated, 100 Campus Drive, Suite 200, Florham Park, NJ 07932, Attention: Corporate Secretary.

How can I contact the Board?

Under our Corporate Governance Guidelines, shareholders and other interested parties may contact the non-management members of the Board by contacting the Chairman of the Corporate Governance Committee using the “Contact the Board” link posted on our Company’s website at www.conduent.com/corporate-governance.

What if multiple shareholders have the same address?

To reduce the expenses of delivering duplicate proxy materials, we deliver a single Notice, or for shareholders who receive paper copies of our proxy materials, a single Proxy Statement and Annual Report to multiple shareholders who reside in the same household unless we have received instructions otherwise. If (i) you and another shareholder residing in the same household each receive a Notice or, as applicable, a set of printed proxy materials, and as a household wish to receive only one Notice or one set of printed proxy materials or (ii) you share a household with another shareholder and received a single Notice or, as applicable, set of printed proxy materials and would like to receive separate copies of the Notice or proxy materials, you may request a change in delivery preferences. For registered shareholders, you may contact our transfer agent at 866-574-5496 or write them at Computershare, P.O. Box 505000, Louisville, KY 40233. For beneficial owners, you may call the bank, broker or other nominee where your shares are held in street name or call 800-542-1061.

How may I get additional copies of the Annual Report and Proxy Statement?

Additional paper copies of these documents are available upon request made to Conduent Incorporated, 100 Campus Drive, Suite 200, Florham Park, NJ 07932, Attention: Corporate Secretary. The Annual Report and Proxy Statement are also available on the Company’s website at https://investor.conduent.com or www.envisionreports.com/CNDT. The Notice also provides you with instructions on how to request paper copies of the proxy materials. There is no charge to receive the materials by mail. You may request paper copies of the materials until one year after the date of the Annual Meeting.

Is there a list of shareholders entitled to vote at the Annual Meeting?

A list of registered shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting at our offices located at Conduent Corporate Headquarters, 100 Campus Drive, Suite 200, Florham Park, NJ 07932.

PROPOSAL 1 — ELECTION OF DIRECTORS

Shareholders annually elect directors to serve for one year and until their successors have been elected and qualified. Based on the director nomination process described below, the nine persons whose biographies appear below have been nominated by the Board to serve as directors based on the recommendation of the Corporate Governance Committee. Each nominee brings to us valuable experience from a variety of fields. The biographical information presented regarding each nominee’s specific experience, qualifications, attributes and skills led our Board to the conclusion that he or she should serve as a director. All of our incumbent director nominees have demonstrated business acumen and an ability to exercise independent and sound judgment, as well as an understanding of the Company’s business environment and a commitment to serve the Company and our Board. We also value the significant experience of each of our nominees on other public company boards of directors and board committees.

All nominees, other than Nicholas Graziano, are currently directors of the Company and were elected by our shareholders at the 2017 annual meeting of shareholders. Our current director, Vincent Intrieri, will not stand for reelection at the 2018 Annual Meeting.

On December 31, 2016, the Company entered into a Joinder Agreement to a letter agreement, dated as of January 28, 2016, entered into by Xerox Corporation, our former parent company (“Xerox”), with Icahn Partners Master Fund LP, Icahn Partners LP, Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings LP, Icahn Enterprises G.P. Inc., Beckton Corp., High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Jonathan Christodoro and Carl C. Icahn (collectively, the “Icahn Group”) pursuant to which, among other things, Michael Nevin and Courtney Mather were appointed to the Board at the effective time of our separation from Xerox (“Icahn Agreement”). The Icahn Group has identified Nicholas Graziano as a director nominee for election at the Company’s 2018 Annual Meeting. Additionally, the Company is a third party beneficiary to a letter agreement, dated as of June 27, 2016, entered into by Xerox with the Icahn Group pursuant to which, among other things, the Icahn Group is required to vote in favor of the directors nominated by the Board at the Company’s 2018 Annual Meeting.

The Board has determined that each of the nominees (other than Ashok Vemuri, Chief Executive Officer of the Company) is independent under NYSE Corporate Governance Rules and the Company’s more stringent independence standards. Although not anticipated, if for any reason, a nominee is unable to serve, the proxies may use their discretion to vote for a substitute nominated by the Board.

Biographies

The table below summarizes key qualifications, skills and attributes that each of our director nominees possesses which were most relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director nominee does not possess that qualification or skill or that other qualities were not also considered; rather, a mark indicates a specific area of focus or expertise on which the Board relies most heavily. Each director nominee’s biography below describes his or her qualifications and relevant experience in more detail.

Skills and Qualifications of our Board of Director Nominees

Experience, expertise or attribute	Vemuri	Galant	Graziano	Gregor	Mather	Nevin	Nutter	Parrett	Wilson
Services	X							X	X
Leadership	X	X		X			X	X	X
Global Business	X	X						X	X
Financial	X	X	X	X	X	X		X	X
Public Company		X	X	X	X			X	X
Boards & Corporate Governance		X	X	X	X		X	X
Business Operations	X	X						X	X
Diversity	X			X			X		X

In addition to the qualifications and skills referenced above, we have provided below the principal occupation and other information about the relevant experience, qualifications, attributes or skills that the Board has concluded qualify each of the nominees to serve as a director of the Company.

For purposes of the below biographies, Conduent securities owned means the Company’s Common Stock, including Deferred Stock Units (“DSUs”) issued under the Conduent Incorporated Equity Compensation Plan for Non-Employee Directors, as amended (the “Director Equity Plan”). For Mr. Vemuri, Rights refers to his outstanding restricted shares and performance shares at target. None of the independent director nominees owns any other Company securities.

Unless otherwise noted, all Conduent securities owned are beneficially owned by the nominee. Beneficial ownership means he or she has or shares voting power and/or investment power with respect to the securities, even though another name (that of a broker, for example) may appear in the Company’s records. All ownership figures are as of February 28, 2018.

Ashok Vemuri

Age: 49        Director since: 2017

Conduent securities owned: 239,161 Common Stock; Rights: 848,351 Common Stock

Occupation: Chief Executive Officer, Conduent Incorporated

Other Directorships: Infosys (2011-2013); IGATE (2013-2015)

Other Background: Mr. Vemuri has served as our Chief Executive Officer since January 2017. He previously served as Chief Executive Officer of Xerox Business Services, LLC and as an Executive Vice President of Xerox Corporation since July 2016. Mr. Vemuri previously was President, Chief Executive Officer and a member of the Board of Directors of IGATE Corporation, a New Jersey-based global technology and services company now part of global technology and outsourcing company Capgemini, from 2013 to 2015. Before joining IGATE, Mr. Vemuri spent 14 years at Infosys Limited, a multinational consulting and IT services company, in a variety of leadership and business development roles, including Member of the Executive Council, Head of Americas, Global Head of Financial Services from 2003 to 2012 and Global Head of Manufacturing and Engineering Services from 2012 to 2013. Prior to joining Infosys in 1999, Mr. Vemuri worked in the investment banking industry at Deutsche Bank and Bank of America.

Mr. Vemuri brings to the Board unique operational, financial and client experience and a proven track record of leading growth and corporate transformations through his leadership positions with IGATE and Infosys.

Paul S. Galant

Age: 50        Director since: 2017

Conduent securities owned: 20,984 DSUs

Occupation: Chief Executive Officer, VeriFone Systems Inc.

Other Directorships: VeriFone Systems Inc. (since October 2013); Vivint Inc. (since October 2015)

Other Background: Mr. Galant has served as the Chief Executive Officer of VeriFone since October 2013. From 2010 until joining VeriFone, Mr. Galant served as CEO of the Citi Enterprise Payments business which serves institutional clients and leverages the bank’s industry-leading wholesale and retail payment capabilities across regions and organizations globally. In this role, he oversaw the design, marketing, and implementation of global business-to-consumer and consumer-to-business digital payments solutions for the world’s largest corporations, financial institutions and governments. Prior to this, from 2009, Mr. Galant also served as the CEO of Citi Cards, leading Citi’s North American and International Credit Cards business through a time of dramatic change in the industry; and prior to that, from 2007, as CEO of Citi Transaction Services, a division of Citi’s Institutional Clients Group. Mr. Galant is also an Executive Member on the NY Weill Cornell Medical Center Council.

Mr. Galant brings extensive global business experience, strong management skills and broad knowledge of complex financial and operational issues from his time as CEO of VeriFone Systems, as well as various CEO and leadership roles at Citigroup, Donaldson, Lufkin & Jenrette, Smith Barney and Credit Suisse First Boston. He also brings broad financial industry experience from his time as chairman of the NY Federal Reserve Payments Risk Committee and Chairman of The Clearing House Secure Digital Payments LLC.

Nicholas Graziano

Age: 46        Director since: New nominee

Conduent securities owned: None

Occupation: Portfolio Manager, Icahn Capital LP

Other Directorships: Fair Isaac Corporation (2008-2013); WCI Communities Inc. (2007-2009); InfoSpace Inc. (2007-2008)

Other Background: Mr. Graziano has served as Portfolio Manager of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, since February 2018, and was previously the Founding Partner and Chief Investment Officer of the hedge fund Venetus Partners LP, where he was responsible for portfolio and risk management, along with day-to-day firm management, from June 2015 to August 2017. Prior to founding Venetus, Mr. Graziano was a Partner and Senior Managing Director at the hedge fund Corvex Management LP from December 2010 to March 2015. At Corvex, Mr. Graziano played a key role in investment management and analysis, hiring and training of analysts and risk management. Prior to Corvex, Mr. Graziano was a Portfolio Manager at the hedge fund Omega Advisors, Inc., where he managed a proprietary equity portfolio and made investment recommendations, from September 2009 until December 2010. Before Omega, Mr. Graziano served as a Managing Director and Head of Special Situations Equity at the hedge fund Sandell Asset Management, where he helped build and lead the special situations team responsible for managing a portfolio of concentrated equity and activist investments, from July 2006 to July 2009.

Mr. Graziano is a director nominee selected by the Icahn Group pursuant to the Icahn Agreement. He brings to the Board financial expertise and extensive experience offering strategic advice and guidance to companies from his management experience and his service as a director on various company boards.

Joie Gregor

Age: 68        Director since: 2017

Conduent securities owned: 20,984 DSUs

Occupation: Former Managing Director for Leadership Development, Warburg Pincus LLC

Other Directorships: ConAgra Brands, Inc. (since February 2009)

Other Background: Ms. Gregor served as the first Managing Director for Leadership Development at Warburg Pincus LLC beginning in 2014 until her retirement in 2016. In this role, she provided organizational guidance and strategic direction across all firm investing areas and assisted with both pre- and post-investment opportunities, focusing on strategy, organizational structure, operating initiatives, and talent identification and development. She also worked within the firm on professional development and effective organizational alignment.

Previously, Ms. Gregor served as the Assistant to the President of the United States for Presidential Personnel, a role she assumed in October 2007. Before joining the President’s senior staff, Ms. Gregor served as Vice Chairman of the executive search firm Heidrick & Struggles, Inc. beginning in 2002. After joining as a Partner in 1993, she served in a number of senior leadership roles, including President, North America, the firm’s largest business unit. She also served as Managing Partner of the New York office, and as a member of the firm’s Management Committee. Prior to her work in executive search, Ms. Gregor was with the IBM Corporation, where she held a variety of leadership positions of increasing responsibility over a 13-year period.

Ms. Gregor brings the Board significant experience in human capital development, market development, finance and planning, product strategy, sales and service, and global account management from roles at Warburg Pincus, Heidrick & Struggles, IBM and other advisory positions for major organizations. She also delivers experience from working closely with major public company boards to implement best practices in corporate governance, director selection and succession planning.

Courtney Mather

Age: 41        Director since: 2017

Conduent securities owned: 23,362 DSUs

Occupation: Portfolio Manager, Icahn Capital LP

Other Directorships: Newell Brands Inc. (since March 2018); Herc Holdings Inc. (since June 2016); Trump Entertainment Resorts, Inc. (since 2016); Freeport-McMoRan Inc. (since 2015); Ferrous Resources Limited (since 2015); Federal-Mogul Holdings Corporation (2015-2017); Viskase Companies Inc. (2015-2016); American Railcar Industries, Inc. (2014-2016); CVR Refining, LP (2014-2016); CVR Energy, Inc. (2014-2016). Trump Entertainment Resorts, Ferrous Resources Limited, Federal-Mogul, American Railcar Industries, CVR Refining, CVR Energy and Viskase are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in each of Newell Brands Inc., Herc Holdings and Freeport-McMoRan through the ownership of securities.

Other Background: Mr. Mather has served as Portfolio Manager of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, since December 2016, and was previously Managing Director from 2014 to 2016. Prior to joining Icahn Capital, Mr. Mather was at Goldman Sachs & Co from 1998 to 2012, most recently as Managing Director responsible for Private Distressed Trading and Investing, where he focused on identifying and analyzing investment opportunities for both Goldman Sachs and clients. Mr. Mather holds the Chartered Alternative Investment Analyst (CAIC) and Chartered Financial Analyst (CFA) professional designations.

Mr. Mather is a director selected by the Icahn Group pursuant to the Icahn Agreement. He brings to the Board significant experience in finance and experience providing strategic advice and guidance to companies through his service as a director on various public company boards.

Michael Nevin

Age: 34        Director since: 2017

Conduent securities owned: 20,984 DSUs

Occupation: Financial Analyst, Icahn Enterprises L.P.

Other Directorships: American Railcar Industries, Inc. (since 2017); Ferrous Resources Limited (since 2016); Viskase Companies Inc. (since 2017); Federal-Mogul Holdings Corporation (2016-2017). American Railcar, Federal-Mogul and Viskase are each indirectly controlled by Carl C. Icahn.

Other Background: Mr. Nevin has served as a Financial Analyst at Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since July 2015. Prior to that time, Mr. Nevin was employed by Jefferies LLC as a Research Analyst from 2014 to 2015 covering the Utilities sector. Mr. Nevin was also employed by JP Morgan Investment Bank in various roles from 2009 to 2015.

Mr. Nevin is a director selected by the Icahn Group pursuant to the Icahn Agreement. Mr. Nevin brings to the Board financial expertise.

Michael A. Nutter Age: 60 Director since: 2017 Conduent securities owned: 20,984 DSUs Occupation: Former Mayor, Philadelphia, Pennsylvania Other Directorships: None

Other Background: Mr. Nutter was elected Mayor of Philadelphia, Pennsylvania in 2007, serving from 2008 until the conclusion of his second term in 2016. During his tenure as Mayor of Philadelphia, Mr. Nutter served as President of the United States Conference of Mayors from 2012 until 2013. Since the conclusion of his second mayoral term, he has served as a member of the Homeland Security Advisory Council, as chairman of the Airbnb Mayor’s Advisory Council, as the inaugural David N. Dinkins Professor of Professional Practice in Urban and Public Policy at Columbia University and in various other advisory, academic and media commentary positions consistent with his longstanding commitment to public policy, government and civic life. Prior to entering politics, Mr. Nutter held various roles of increasing responsibility for the financial services firm Pryor, Counts & Co.

Mr. Nutter brings to the Board nearly 25 years of financial stewardship and leadership experience as an elected official and public manager.

William G. Parrett

Age: 72        Director since: 2017

Conduent securities owned: 23,362 DSUs

Occupation: Chairman of the Board, Conduent Incorporated; Retired Chief Executive Officer, Deloitte Touche Tohmatsu

Other Directorships: Blackstone Group LP (since 2007); Eastman Kodak Company (since 2007); UBS AG (2008 to May 2018); Thermo Fisher Scientific Inc. (2008 to May 2018); IGATE Corporation (2013-2015); United States Council for International Business (2005-2010); International Chamber of Commerce (2006-2008)

Other Background: Mr. Parrett served as the Chief Executive Officer of Deloitte Touche Tohmatsu. He joined Deloitte in 1967 and served in a series of roles of increasing responsibility, including Managing Partner of Deloitte & Touche USA LLP. Mr. Parrett is a member of the Board of Directors of Thermo Fisher Scientific Inc., where he chairs the audit committee and is a member of the compensation committee, and Eastman Kodak Company, where he chairs the audit committee. Mr. Parrett is also a member of the Board of Directors of UBS AG, where he chairs the audit committee and is a member of the corporate culture and responsibility and compensation committees, and Chairman of the Board of Directors of UBS Americas Holding LLC. In addition, Mr. Parrett is Chairman of the Board of Conduent Incorporated and serves on the governance and finance committees. Mr. Parrett is a member of the Board of Trustees of Carnegie Hall, a Senior Trustee of the United States Council for International Business and a past Chairman of the Board of Trustees of United Way Worldwide. Mr. Parrett is a Certified Public Accountant with an active license.

Mr. Parrett brings to the Board extensive global business experience, strong management skills and extensive knowledge of complex financial and operational issues, demonstrated by his experience as Chief Executive Officer of Deloitte Touche Tohmatsu. He also brings to the Board public company governance experience through his membership on boards of other public companies.

Virginia M. Wilson

Age: 63        Director since: 2017

Conduent securities owned: 20,984 DSUs

Occupation: Senior Executive Vice President and Chief Financial Officer, Teachers Insurance and Annuity Association (TIAA)

Other Directorships: None

Other Background: Ms. Wilson has been the Senior Executive Vice President and Chief Financial Officer of Teachers Insurance and Annuity Association (TIAA), a financial services organization that is a leading retirement provider for people who work in the academic, research, medical and cultural field, since 2010. Prior to joining TIAA, she was Executive Vice President and Chief Financial Officer of Wyndham Worldwide Corporation, the holding company for Wyndham Hotels & Resorts, RCI and other hospitality brands, from 2006 to 2009. She has also served as a financial officer at Cendant, MetLife and Transamerica Life Insurance, and was an audit partner at Deloitte earlier in her career.

Ms. Wilson brings to the Board extensive financial experience, demonstrated by her role in overseeing financial management and planning, actuarial, tax, accounting, corporate services, sourcing and financial reporting functions for TIAA.

The Board recommends a vote

FOR

the election of the nine (9) Directors nominated by the Board

CORPORATE GOVERNANCE

The Company is committed to the highest standards of business integrity and corporate governance. All of our directors, executives and employees must act ethically. In addition, our directors must act in accordance with our Code of Business Conduct and Ethics for Members of the Board; our principal executive officer, principal financial officer and principal accounting officer, among others, must act in accordance with our Finance Code of Conduct; and all of our executives and employees must act in accordance with our Code of Business Conduct. Each of these codes of conduct, as well as our Corporate Governance Guidelines and the charters of our Audit, Compensation, Corporate Governance and Finance Committees can be accessed through our website at www.conduent.com/corporate-governance. They are also available to any shareholder who requests them in writing addressed to Conduent Incorporated, 100 Campus Drive, Suite 200, Florham Park, NJ 07932, Attention: Corporate Secretary. We will disclose any future amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics for members of the Board and our Code of Business Conduct and our Finance Code of Conduct for our officers on our website as promptly as practicable, and consistent with the requirements of applicable SEC and NYSE rules. The Corporate Governance Committee of the Board periodically reviews and reassesses the adequacy of our overall corporate governance, Corporate Governance Guidelines and committee charters.

Director Nomination Process

The Corporate Governance Committee considers candidates for Board membership recommended by Board members, management, shareholders and others (see below). The Corporate Governance Guidelines require that a substantial majority of the Board consist of independent directors and that management representation on the Board should be limited to senior Company management. There are no specific minimum qualifications that the Corporate Governance Committee believes must be met by prospective candidates; however, the Corporate Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include, among other things, the candidate’s broad perspective, integrity, independence of judgment, experience, expertise, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time and effort to Board responsibilities. The Corporate Governance Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

Our Corporate Governance Guidelines dictate that diversity should be considered by the Corporate Governance Committee in the director identification and nomination process. This means that the Corporate Governance Committee seeks nominees who bring a variety of business backgrounds, experiences and perspectives to the Board. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a broad diversity of experience, professions, skills, geographic representations, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Shareholders who wish to recommend individuals for consideration by the Corporate Governance Committee may do so by submitting a written recommendation to the Secretary of the Company at Conduent Incorporated, 100 Campus Drive, Suite 200, Florham Park, NJ 07932. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment and current board memberships (if any), for the Corporate Governance Committee to consider. The submission must be accompanied by the written consent of the nominee to stand for election if nominated by the Board and to serve if elected by the shareholders. All submissions are reviewed by the Corporate Governance Committee. Recommendations received no earlier than November 11, 2018 and no later than December 11, 2018 will be considered for nomination at the 2019 Annual Meeting of Shareholders.

Board Leadership Structure

We believe that the most effective board structure is one that emphasizes Board independence and ensures that the Board’s deliberations are not dominated by management while also ensuring that the Board and senior management act with a common purpose and in the best interest of the Company. We believe this balance is achieved through the appointment of an independent Chairman of the Board. Accordingly, William G. Parrett serves as Chairman of the Board. Under our Corporate Governance Guidelines, each regularly scheduled Board meeting must include an executive session of all directors and the CEO and a separate executive session attended only by the independent directors. Our Board is 89 percent comprised of directors who qualify as independent directors and each of our standing Board committees is comprised solely of independent directors, including our Corporate Governance Committee, which establishes our corporate governance policy and monitors the effectiveness of policy at the Board level. You can find more information on board leadership structure in the Corporate Governance Guidelines posted on the Company’s website at www.conduent.com/corporate-governance.

Risk Oversight

Our Board has ultimate oversight responsibility for our Enterprise Risk Management (“ERM”) program. The Board oversees our ERM program primarily through the Audit Committee of the Board, which previews the ERM assessment and process for subsequent review by the Board. Our ERM program is designed to strengthen our risk-management capability by developing and implementing a governance structure, policy and standards necessary to identify, assess, monitor, and manage all categories of business risk, including strategic, operational, compliance and financial reporting. The Company’s General Counsel is responsible for the Company’s ERM function through an ERM director who chairs an Enterprise Risk Management Committee (“ERMC”) that is comprised of the Chief Financial Officer, General Counsel, Chief People Officer, Chief Information Officer, Chief Accounting Officer, Chief Compliance Officer, Chief Ethics Officer, Chief Privacy Officer, Sector Presidents and Corporate Auditor. The ERMC inspects risk mitigation plans and progress, identifies and addresses emerging risks, and shares mitigation best practices across the Company. Additionally, to ensure that ERM is integrated with our business management, the Company’s Management Committee monitors risk exposure and the effectiveness of how we manage these risks.

Director Independence

A director is not considered independent unless the Board determines that he or she has no material relationship with the Company. The Board has adopted categorical standards to assist in both its determination and the Corporate Governance Committee’s recommendation as to each director’s independence. Under these categorical standards, a director will be presumed not to have a material relationship with the Company if:

1)	he or she satisfies the bright-line independence and other applicable requirements under the listing standards of the NYSE and all other applicable laws, rules and regulations regarding director independence, in each case from time to time in effect;

2)	he or she is not a current employee (and none of his or her “immediate family members” is employed as an “executive officer,” each as defined by the NYSE Corporate Governance Rules) of a company that has made payments to, or received payments from, the Company or any of its consolidated subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or one percent of such other company’s consolidated gross revenues; and

3)	in the event that he or she serves as an executive officer or director of a charitable organization, the Company and its consolidated subsidiaries donated less than five percent of that organization’s charitable receipts (provided that if within the preceding three years the Company and its consolidated subsidiaries donated annual aggregate contributions in excess of $1 million or two percent of the annual consolidated gross revenue of the charitable organization, such contributions must be disclosed in the Company’s Proxy Statement).

Our Board has determined that all of the nominees for election as directors are independent under the NYSE Corporate Governance Rules and our Corporate Governance Guidelines, with the exception of Ashok Vemuri, our Chief Executive Officer.

In addition, the Corporate Governance Committee reviews relationships involving members of the Board, their immediate family members and affiliates, and transactions in which members of the Board, their immediate family members and their affiliates have a direct or indirect interest in which the Company is a participant to determine whether such relationship or transaction is material and could impair a director’s independence. In making independence determinations, the Board considers all relevant facts and circumstances from the point of view of both the director and the persons or organizations with which the director has relationships. See “Certain Relationships and Related Person Transactions”.

As a result of the aforementioned review, 89% of our nominees for election as directors are deemed to be independent.

Certain Relationships and Related Person Transactions

Related Person Transactions Policy

The Board has adopted a policy addressing the Company’s procedures with respect to the review, approval and ratification of “related person transactions” that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. The policy provides that any transaction, arrangement or relationship, or series of similar transactions, in which the Company will participate or has participated and a “related person” (as defined in Item 404(a) of Regulation S-K) has or will have a direct or indirect material interest, and which exceeds $120,000 in the aggregate, is subject to review (each such transaction, a “Related Person Transaction”). In its review of Related Person Transactions, the Corporate Governance Committee reviews the material facts and circumstances of the transaction and takes into account certain factors, where appropriate, based on the particular facts and circumstances, including: (i) the nature of the “related person’s” interest in the transaction; (ii) the significance of the transaction to the Company and to the “related person”; and (iii) whether the transaction is likely to impair the judgment of the “related person” to act in the best interest of the Company.

No member of the Corporate Governance Committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a “related person.”

Icahn Agreements

See above under “Proposal 1 – Election of Directors” for information regarding our interest in agreements between Xerox and the Icahn Group.

Certain Employment Arrangements

We actively recruit qualified candidates for our employment needs. Relatives of our executive officers and other employees are eligible for hire. In 2017, we did not have any employees who were employed by the Company or one of its subsidiaries who received more than $120,000 in annual compensation (salary, incentive cash awards, equity awards and commissions) and are immediate family members of our current executive officers or directors.

BOARD OF DIRECTORS AND BOARD COMMITTEES

Committee Functions, Membership and Meetings

Our Board has four standing committees: Audit, Compensation, Corporate Governance and Finance. Set forth below is a list of the committees of our Board, a summary of the responsibilities of each committee, the number of committee meetings held during 2017 for each committee and a list of the members of each committee.

Audit Committee (12 meetings)

A copy of the charter of the Audit Committee is posted on the Company’s website at www.conduent.com/corporate-governance.

The responsibilities of the Audit Committee include:

•	directly appoint, compensate, retain and oversee the work of our independent auditor;

•	oversee the integrity of the Company’s financial statements;

•	oversee the Company’s compliance with legal and regulatory requirements;

•	oversee the Company’s risk assessment policies and practices, including the ERM process, and preview the ERM assessment and process for subsequent review by the Board;

•	assess independent auditor’s qualifications and independence;

•	assess performance of the Company’s independent auditors and the internal audit function;

•	review the Company’s audited financial statements, including the Company’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board their inclusion in the Company’s Annual Report on Form 10-K; and

•	review and approve the Company’s code of business conduct and ethics.

The Audit Committee is also responsible for the preparation of the Audit Committee Report that is included in this Proxy Statement beginning on page 54.

Members: Joie A. Gregor; Michael Nevin; and Virginia M. Wilson

Chair: Ms. Wilson

The Board has determined that (1) all of the members of the Audit Committee are independent under the Company’s Corporate Governance Guidelines and under the applicable SEC and NYSE Corporate Governance Rules and are financially literate and (2) Ms. Wilson and Mr. Nevin are “audit committee financial experts,” as defined in the applicable SEC rules. Designation or identification of a person as an audit committee financial expert does not impose any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and the Board in the absence of such designation or identification.

Compensation Committee (10 meetings)

A copy of the charter of the Compensation Committee is posted on the Company’s website at www.conduent.com/corporate-governance.

The responsibilities of the Compensation Committee include:

•	oversee development and administration of the Company’s executive compensation plans;

•	set the compensation of the CEO and other executive officers;

•	review and approve the performance goals and objectives with respect to the compensation of the CEO and other executive officers;

•	oversee the evaluation of the CEO and other executive officers;

•	have sole authority to retain and terminate the consulting firms engaged to assist the Compensation Committee in the evaluation of the compensation of the CEO and other executive officers;

•	oversee the work of the compensation consultants, including determination of compensation to be paid to any such consultant by the Company;

•	conduct an independence assessment of any compensation consultants, including consideration of the six independence factors required under SEC rules and NYSE listing standards; and

•	review and approve employment, severance, change-in-control, termination and retirement arrangements for executive officers.

The Compensation Committee is also responsible for reviewing and discussing the Compensation Discussion and Analysis (“CD&A”) with management, and has recommended to the Board that the CD&A be included in this Proxy Statement (beginning on page 21) and incorporated by reference in the Company’s 2017 Annual Report on Form 10-K. The CD&A discusses the material aspects of the Company’s compensation objectives, policies and practices. The Compensation Committee’s report appears on page 37 of this Proxy Statement.

The Compensation Committee has not delegated its authority with respect to executive compensation decisions. The Compensation Committee has, however, delegated authority under the Company’s equity plan to the CEO to grant equity awards to employees who are not executive officers. The CEO is also responsible for setting the compensation of, reviewing performance goals and objectives for, and evaluating officers who are not executive officers.

Executive officer compensation decisions are made by the Compensation Committee after discussing recommendations with the CEO and the Chief People Officer. The Chief Financial Officer confirms the Company’s financial results used by the Compensation Committee to make compensation decisions. The Chief Financial Officer attends Compensation Committee meetings to discuss financial targets and results for the Annual Performance Incentive Plan and the Executive Long-Term Incentive Program as described in the CD&A. The Compensation Committee meets in executive session to review and approve compensation actions for the CEO.

The Compensation Committee has retained Frederic W. Cook & Co. (“F.W. Cook”), as an independent consultant to the Compensation Committee. F.W. Cook provides no services to management and provides an annual letter to the Compensation Committee regarding its independence, which the Compensation Committee reviews and determines whether there is any conflict of interest. Based on its review for 2017, the Compensation Committee determined that F.W. Cook’s work has not raised any conflict of interest and that such firm is independent. The consultant’s responsibilities are discussed on page 25 of this Proxy Statement.

Members: Paul Galant; Joie A. Gregor; and Courtney Mather

Chair: Ms. Gregor

The Board has determined that all of the members of the Compensation Committee are independent under the Company’s Corporate Governance Guidelines and NYSE Corporate Governance Rules. In addition, each Committee member is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (“Exchange Act”), and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code, as in effect for tax years prior to December 31, 2017.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Board or Compensation Committee.

Corporate Governance Committee (6 meetings)

A copy of the charter of the Corporate Governance Committee is posted on the Company’s website at www.conduent.com/corporate-governance.

The responsibilities of the Corporate Governance Committee include:

•	identify and recommend to the Board individuals to serve as directors of the Company and on Board committees;

•	develop and recommend to the Board director qualification criteria and establish procedures for evaluating the suitability of director nominees;

•	advise the Board regarding Board composition, procedures and committees;

•	develop, recommend to the Board and annually review the corporate governance principles applicable to the Company;

•	review significant environmental and corporate social responsibility matters;

•	administer the Company’s Related Person Transactions Policy;

•	evaluate and recommend director compensation to the Board; and

•	oversee the annual Board and committee evaluation processes.

The Corporate Governance Committee recommends to the Board nominees for election as directors of the Company and considers the performance of incumbent directors in determining whether to recommend their nomination.

Members: Vincent J. Intrieri*; Michael A. Nutter; and William G. Parrett

Chair: Mr. Nutter

*	Not standing for reelection at the 2018 Annual Meeting.

The Board has determined that all of the members of the Corporate Governance Committee are independent under the Company’s Corporate Governance Guidelines and the NYSE Corporate Governance Rules.

Finance Committee (6 meetings)

A copy of the charter of the Finance Committee is posted on the Company’s website at www.conduent.com/corporate-governance.

The responsibilities of the Finance Committee include:

•	review the Company’s cash position, capital structure, status of credit ratings and strategies, financing strategies and insurance coverage and report to the full Board with respect thereto as appropriate;

•	review and make recommendations to the management and the full Board as appropriate with respect to the Company’s dividend policy and capital allocation policy;

•	review the adequacy of the funding of the Company’s funded retirement plans and welfare benefits plans (other than those plans maintained pursuant to a collective agreement that names the Joint Administrative Board as the governing plan fiduciary) in terms of the Company’s corporate purposes;

•	review the Company’s policy on derivatives;

•	approve, at least annually, whether the Company and its subsidiaries shall enter into swap and security-based swap transactions that are not cleared with a Commodity Exchange Act registered clearing organization in reliance on the exemptions provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act and rules and regulations thereunder (the “Dodd Frank Act”);

•	Review and approve the three year strategic plan and the annual capital budget; and

•	Review and approve (1) acquisitions in excess of $75M or involving the issuance of Company stock and (2) dispositions of assets or stock of a subsidiary in excess of $50M.

Members: Vincent J. Intrieri*; Michael A. Nutter; William G. Parrett; and Virginia M. Wilson

Chair: Mr. Intrieri*

*	Not standing for reelection at the 2018 Annual Meeting.

The Board has determined that all of the members of the Finance Committee are independent under the Company’s Corporate Governance Guidelines and the NYSE Corporate Governance Rules.

Board and Committee Meetings; Annual Meeting Attendance

Board and Committee Meeting Attendance: 8 meetings of the Board of Directors were held in 2017. The number of meetings held by each of our Board committees is noted above under “Committee Functions, Membership and Meetings.” All incumbent directors attended at least 95% of the total number of meetings of the Board and Board committees on which they served.

Annual Meeting Attendance Policy: The Company’s policy generally is for all members of the Board to attend the Annual Meeting of Shareholders. All nominees who served as directors last year attended the 2017 Annual Meeting of Shareholders, except one. We believe that attendance at meetings is only one means by which directors may contribute to the effective management of the Company and that the contributions of all directors have been substantial and are highly valued.

Summary of Annual Director Compensation

Our Board previously adopted a compensation program for our non-employee directors effective January 1, 2017. The following table shows the compensation paid by Conduent for the fiscal year ended December 31, 2017 to its non-employee directors. Ashok Vemuri, Chief Executive Officer, is not included in this table because he is an employee of the Company and receives no additional compensation for his service as a director. The compensation received by Mr. Vemuri as an employee is shown in the 2017 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Paul S. Galant	$ 92,000	$145,000	—	$237,000
Joie Gregor	$115,000	$145,000	—	$260,000
Vincent J. Intrieri	$105,000	$145,000	—	$250,000
Courtney Mather	$ 92,000	$145,000	—	$237,000
Michael Nevin	$ 95,000	$145,000	—	$240,000
Michael A. Nutter	$105,000	$145,000	—	$250,000
William G. Parrett	$225,000	$145,000	—	$370,000
Virginia M. Wilson	$115,000	$145,000	—	$260,000

(1)	The cash value of compensation awarded in the form of DSUs is reflected in this column. The amount presented in this column reflects the aggregate grant date fair value of the DSUs awarded during 2017 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, Compensation—Stock Compensation.

The total number of all DSUs held by each director as of December 31, 2017 is as follows: Mr. Galant, 9,687; Ms. Gregor, 9,687; Mr. Intrieri, 9,687; Mr. Mather, 9,687; Mr. Nevin, 9,687; Mr. Nutter, 9,687; Mr. Parrett, 9,687; and Ms. Wilson, 9,687.

Cash Compensation

Under the 2017 program, non-employee directors received $80,000 per year as an annual cash retainer for their service on the Board. In addition, non-employee directors received additional retainers for the following roles:

•	The Non-Executive Chairman received $125,000 per year;

•	The Chair of the Audit Committee received $25,000 per year and each other member of the Audit Committee received $15,000 per year;

•	The Chair of the Compensation Committee received $20,000 per year and each other member of the Compensation Committee received $12,000 per year; and

•	The Chair of the Corporate Governance Committee received $15,000 per year and each other member of the Corporate Governance Committee received $10,000 per year.

•	The Chair of the Finance Committee received $15,000 per year and each other member of the Finance Committee received $10,000 per year.

All directors are also reimbursed for reasonable expenses incurred in connection with service on the Board or any of its Committees.

Equity Compensation

Under the program, each non-employee director is automatically eligible for annual equity award grants in the form of DSUs under the Director Equity Plan. DSUs are a bookkeeping entry that represents the right to receive one share of our Common Stock at a future date. DSUs are vested on the date of grant and include the right to receive dividend equivalents, which are credited in the form of additional DSUs, at the same time and in approximately the same amounts that the holder of an equivalent number of shares of our Common Stock would be entitled to receive in dividends. For 2017, our non-employee directors received a grant of DSUs with a grant date fair value of $145,000.

Changes to Director Compensation Program for 2018

On December 8, 2017, our Board adopted changes to the compensation program for our non-employee directors effective January 1, 2018. The program was modified as follows:

•	The grant date fair value of annual DSU grants was increased from $145,000 to $190,000 to bring total pay in line with our peer group and emphasize equity in the mix of compensation.

•	DSU grants are subject to a mandatory holding period of one year following the grant date (previously one year following separation from service).

•	DSU agreements now include a clawback provision allowing for recovery of DSUs, on a pro rata basis, if a director separates from service prior to year-end.

•	Board members can now elect to receive up to 100% of their $80,000 annual cash retainer and/or annual equity grant in the form of DSUs which are deferred for a specified number of years following grant, as determined by the director, or until any earlier separation from service.

Director Stock Ownership Guidelines

In 2017, our Board established stock ownership guidelines that require directors to own Common Stock in a minimum amount equal to 6 times the annual cash retainer ($80,000 x 6 = $480,000) within 3 years of adoption of the guidelines (or within 3 years of appointment to the Board for directors elected after 2017). Directors are required to hold all net after-tax shares of Common Stock granted to the director until compliance with the guidelines are met.

SECURITIES OWNERSHIP

Ownership of Company Securities (1)

We are not aware of any person who, or group which, owns beneficially more than 5% of any class of the Company’s equity securities as of December 31, 2017, except as set forth below.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	FMR, LLC (2) 245 Summer St. Boston, MA 02210	23,289,802	11.07%
Common Stock	Mr. Carl C. Icahn (3) c/o Icahn Capital LP 767 Fifth Avenue, 47th Floor New York, NY 10153	19,806,000	9.8%
Common Stock	The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	17,298,502	8.22%
Common Stock	Mr. Darwin A. Deason (5) 5956 Sherry Ln. Dallas, TX 75225	12,320,307	5.86%

(1)	The words “group” and “beneficial” are as defined in regulations issued by the SEC. Beneficial ownership under such definition means possession of sole voting power, shared voting power, sole dispositive power or shared dispositive power. The information provided in this table is based solely upon the information contained in the most recent Schedule 13G or 13G/A (or in the case of Mr. Icahn, the most recent Schedule 13D/A) filed by the named entity with the SEC.

(2)	Based on a Schedule 13G filed with the SEC on March 12, 2018 by FMR LLC (“FMR”) to report FMR’s beneficial ownership of Common Stock as of February 28, 2018. FMR has sole voting power for 106,528 shares of Common Stock, sole dispositive power for 23,289,802 shares of Common Stock and has no shared voting power or shared dispositive power for any shares of Common Stock. Based on a Schedule 13G filed with the SEC on February 13, 2018 by FMR, FMR beneficially owned 14,262,330 shares of Common Stock (6.78%) as of December 31, 2017.

(3)	Based on a Schedule 13D filed with the SEC on January 9, 2017 by Carl C. Icahn.

Represents shares of Common Stock held by the following group of entities associated with Carl C. Icahn: High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”) and Beckton Corp. (“Beckton”)(collectively, the “Reporting Persons”). The principal business address of (i) each of High River, Hopper, Barberry, Icahn Offshore, Icahn Partners, Icahn Master, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601, and (ii) Mr. Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, NY 10153.

High River has sole voting power and sole dispositive power with regard to 3,961,200 shares of Common Stock. Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock. Icahn Master has sole voting power and sole dispositive power with regard to 6,563,018 shares of Common Stock. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock. Icahn Partners has sole voting power and sole dispositive power with regard to 9,281,782 shares of Common Stock. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock.

Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own the shares of Common Stock which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such shares of Common Stock for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master, may be deemed to indirectly beneficially own the shares of Common Stock which Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares of Common Stock for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own the shares of Common Stock which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares of Common Stock for all other purposes.

(4)	Based on a Schedule 13G filed with the SEC on February 8, 2018 by The Vanguard Group (“Vanguard”). Vanguard has sole voting power for 101,325 shares of Common Stock, sole dispositive power for 17,186,965 shares of Common Stock, shared voting power for 23,520 shares of Common Stock and shared dispositive power for 111,537 shares of Common Stock.

(5)	Based on a Schedule 13G filed with the SEC on February 12, 2018 by Darwin A. Deason. Mr. Deason has sole voting power and sole dispositive power for 12,320,307 shares of Common Stock and has no shared voting power or shared dispositive power for any shares of Common Stock. Mr. Deason’s shares of Common Stock includes 5,393,256 shares of Common Stock issuable upon the conversion of 120,000 shares of Conduent Series A Convertible Perpetual Preferred Stock that he holds.

Shares of Common Stock of the Company owned beneficially by the directors and nominees for director, each of the current executive officers named in the Summary Compensation Table and all directors and current executive officers as a group, as of February 28, 2018, were as follows. These individuals have sole voting and dispositive power with respect to the reported shares.

Name of Beneficial Owner	Amount Beneficially Owned
Ashok Vemuri	239,161
David Amoriell	107,798
Jeffrey Friedel	85,112
Paul Galant	20,984
Nicholas Graziano	0
Joie A. Gregor	20,984
Vincent J. Intrieri	20,984
Courtney Mather	23,362
Michael Nevin	20,984
Michael A. Nutter	20,984
William G. Parrett	23,362
J. Michael Peffer	98,313
Brian Webb-Walsh	102,930
Virginia M. Wilson	20,984
All directors and executive officers as a group (15)	813,795

Percent Owned by Directors and Executive Officers: Each director and executive officer beneficially owned less than 1% of the aggregate number of shares of Common Stock outstanding as of February 28, 2018. The amount beneficially owned by all directors and executive officers as a group also amounted to less than 1%.

Amount Beneficially Owned: The numbers shown are the shares of Common Stock considered beneficially owned by the directors and executive officers in accordance with SEC rules and includes shares held indirectly, such as shares held in a grantor retained annuity trust or by family members.

Shares of Common Stock which executive officers, directors and nominees have a right, within 60 days of February 28, 2018, to acquire upon the exercise of options or rights or upon vesting of performance shares, DSUs or restricted stock units are also required to be included for purposes of determining beneficial ownership. None of our executive officers, directors or nominees hold any Company securities which are exercisable or scheduled to vest within 60 days of February 28, 2018 with the exception of DSUs.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act (“Section 16”) requires the Company’s directors, executive officers and persons who own more than ten percent of the Common Stock of the Company, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Based solely on review of these reports, or written representations from these persons that no other reports were required to be filed with the SEC, the Company believes that all reports for the Company’s directors and executive officers that were required to be filed under Section 16 during the fiscal year ended December 31, 2017 were timely filed.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

2017 Business Highlights

2017 Financial Achievements

•	Revenue of $6,022 million, in line with guidance

•	Net income from continuing operations of $177 million

•	Adjusted net income of $186 million

•	Adjusted EBITDA of $672 million, up 6% year-over-year

•	$302 million of cash flow from operations and $204 million of free cash flow (adjusted for cash payments to deferred compensation plan participants)

2017 Operational Achievements

•	Overachieved 2017 strategic transformation goals

•	Established the Conduent brand and a clear go-to-market strategy

•	Expanded our salesforce and client partners to better meet the needs of our clients

•	Invested in platforms, technology and infrastructure

Summary of 2017 Actions

Linking Pay with Performance

2017 marked our first year of operations as Conduent. As a new Company, the Compensation Committee made several decisions regarding the compensation of named executive officers in 2017.

Compensation Philosophy

Our Executive Compensation Programs are designed to attract, motivate, reward and retain the world class talent necessary to drive our business strategy, creating shareholder value. Our programs are designed to follow these principles:

•	provide competitive compensation to attract and retain executives critical to our long-term success;

•	align executive and shareholder interests through the use of both short-term and long-term financial and strategic objectives that build a sustainable Company;

•	recognize and reward collective accountability and individual contribution to ensure enterprise results;

•	instill high standards of corporate governance and best practices; and

•	mitigate excess risk taking and/or behavior that is inconsistent with the Company’s strategic plans and high ethical standards.

Checklist of Compensation Practices

What We Do		What We Don’t Do
✓	Deliver a significant portion of compensation through long-term incentives tied directly to shareholder value creation.	X	Permit re-pricing of underwater stock options.
✓	Balance short- and long-term incentives with multiple performance metrics.	X	Provide defined-benefit pension plan or SERPs to executives (only all-employee 401(k) plan)
✓	Maintain pay-recoupment policy that allows claw back of compensation earned as a result of fraudulent or illegal conduct.	X	Provide excessive perquisites or termination payments.
✓	Maintain stock ownership requirements for all of our named executive officers.	X	Allow hedging or pledging of Company stock.
✓	Conduct an annual review of programs to ensure they do not encourage risks that have a material adverse effect on the Company.	X	Permit gross-ups on change in control or other severance payments
✓	Maintain non-competition and non-solicitation agreements with our named executive officers that prohibit competing against Conduent and soliciting our customers or current employees after termination.	X	Maintain written contracts with our executive officers (other than the Chief Executive Officer) that provide special benefits.
✓	Employ an Independent Consultant under the direction of the Compensation Committee.	X	Allow single-trigger vesting change in control arrangements.

2017 Total Direct Compensation Targets for Named Executive Officers

The Compensation Committee approved the annual target compensation levels for all Executive Officers, focusing on the key elements of compensation—annual base salary, annual performance bonus and long-term equity incentives. To re-inforce the Company’s pay for performance philosophy, 53% of targeted total direct compensation for our Chief Executive Officer and on average, 46% for our other named executive officers is performance-based.

Executive	Title	Base Salary	Target Short- Term Incentive (% of Salary)	Target Long- Term Incentive (Grant Date Value on 4/1/17)
Ashok Vemuri	Chief Executive Officer (CEO)	$1,000,000	150%	$5,000,000
Brian Webb-Walsh	Executive Vice President and Chief Financial Officer (CFO)	$450,000	75%	$975,000
Dave Amoriell	President	$536,000	75%	$800,000
J. Michael Peffer	Executive Vice President, General Counsel and Secretary	$500,000	75%	$800,000
Jeffrey Friedel	Executive Vice President, Chief People Officer	$425,000	75%	$500,000

This table does not reflect the Strategic Initiative Grants described below that were awarded to each of the named executive officers. Additional information can be found under “Strategic Initiative Grants” on page 31.

The charts below reflect the 2017 pay mix for our named executive officers and the portion of their targeted total direct compensation that is variable pay. Basing this compensation upon financial results and share price directly aligns our executives with shareholder value creation.

CEO - Pay Mix	All Other Named Executive Officers – Pay Mix

Performance-based Incentives

Short-Term Incentives

All of our named executive officers participated in the Annual Performance Incentive Program (“APIP”) which focused on the business priorities for 2017. The 2017 performance measures and weightings for APIP were: Adjusted EBITDA (60%), Revenue Growth (at constant currency) (30%) and Revenue Productivity (per employee) (10%). Adjusted EBITDA represents income (loss) before interest, income taxes, depreciation and amortization adjusted for Restructuring and related costs, Separation costs, Other (income) expenses, net, the NY Medicaid Management Information System (NY MMIS), Health Enterprise charge (HE charge) and (Gain) loss on sale of asset and business. Revenue Growth is measured at constant currency and excludes the impact of changes in the translation of foreign currencies into U.S. Dollars. Revenue Productivity measures how efficiently the Company utilized its employees, supported by the cost reduction initiatives and the move towards automation. Results for the measure were evaluated based on the revenue from all business units, divided by total headcount (excluding corporate and contingent workers), and averaged each quarter.

Additional information regarding short-term incentives can be found under “2017 Compensation for the Named Executive Officers—Short-Term Incentives.”

Long-Term Incentives

In early 2017, the Compensation Committee reviewed peer group data and approved an Executive Long-Term Incentive Program (“ELTIP”) that aligned with the interests of shareholders and the Company. The 2017 ELTIP includes a mix of 50% performance based awards (performance shares) and 50% time based awards (restricted shares). This approach balances the need to motivate and drive future behavior while being retentive and fostering stock ownership. Performance shares are measured over three years. Performance for each year is measured against pre-established annual goals and the subsequent payout is averaged over the three year performance period (2017 through 2019). Vesting occurs at the end of the three-year performance period. Restricted shares are subject to three-year ratable vesting (one-third on 12/31/17, 12/31/18 and 12/31/19 respectively).

The Compensation Committee approved ELTIP awards with a grant date of April 1, 2017. Officers participated at their individual ELTIP target level. The 2017 performance measures and weightings are as follows: Adjusted Profit Before Tax (PBT) (50%) and Free Cash Flow (50%). Adjusted Profit Before Tax is defined as income or loss before Income Taxes as reported on the Consolidated statement of Income (Loss), less amortization of intangible assets; restructuring and related costs; Separation costs; other expenses net, including losses (gains) on sales of businesses and assets, currency (gains) losses, net, litigation matters and all other expenses, net. Free Cash Flow is defined as cash flow from operating activities as reported on the Consolidated statement of cash flows, less cost of additions to land, buildings and equipment and cost of additions to internal use software plus proceeds from sales of land, building and equipment. Additional information regarding long-term incentives can be found under “2017 Compensation for the Named Executive Officers—Long-Term Incentives.”

Strategic Initiative Grants

In 2017, in light of the significant challenges facing Conduent following its separation from Xerox Corporation (“Separation”), the Compensation Committee approved a special stock award (“Strategic Initiative Grant” or “SIG”) for each of the named executive officers. The key program objectives are to strengthen the alignment of management with shareholders, accelerate the growth of stock ownership levels among the new executive officer team, motivate and promote the successful and expedited business turn around, facilitate cultural change and talent upgrade and retain key executives. The SIG was granted in 50% performance based awards (performance shares) and 50% time based awards (restricted shares). As noted above under “Long-Term Incentives”, this approach balances the need to motivate and drive future behavior while being retentive and fostering stock ownership. The performance shares include two cost transformation and two client outcome metrics, all equally weighted. These measures are: Cost Transformation – Information Technology (25%), Cost Transformation – Real Estate, General & Administrative (25%), Service Line Penetration (25%), and New Business Signing growth (25%). Many of the terms and conditions of the SIG are the same as our ELTIP. For additional information regarding these awards, see the “Long-Term Incentives - Strategic Initiative Grants” section of the CD&A.

PROCESS FOR DETERMINING COMPENSATION

Role of the Compensation Committee

The Compensation Committee administers the executive compensation program for our named executive officers on behalf of our Board of Directors and shareholders. The members of the Compensation Committee are Paul Galant, Joie A. Gregor and Courtney Mather. All members of the Compensation Committee are independent directors in accordance with applicable NYSE standards, including heightened independence requirements for Compensation Committee members. The biographies of the Compensation Committee members appear beginning on page 7 of this Proxy Statement.

The Compensation Committee has the authority to retain, and did retain for 2017, an independent advisor for the purpose of reviewing and providing guidance related to executive compensation programs. The Compensation Committee’s responsibilities are discussed beginning on page 15 of this Proxy Statement. A complete description of the Compensation Committee’s responsibilities and functions appears in its charter, which can be found on our website at www.conduent.com/corporate-governance.

The Compensation Committee evaluates many factors when designing and establishing the executive compensation plans and targets. In determining the appropriate compensation levels, the Compensation Committee considers the scope and impact of the executive’s role within the organization, experience, sustained performance and future potential. The Committee also reviews the compensation levels of similarly positioned executives at peer companies, general industry compensation data, and internal pay considerations.

Role of the CEO

While the Compensation Committee is ultimately responsible for making all compensation decisions affecting compensation of our named executive officers, the CEO participates in the process by:

•	Periodically discussing with the Compensation Committee the performance of the Company and each executive officer.

•	Making recommendations on the components of compensation for the executive officers.

After receiving input from the CEO, the Compensation Committee makes its own assessments and formulates compensation amounts for each of our named executive officers, ensuring that the total compensation for each is appropriate and competitive.

Role of the Independent Consultant

The Compensation Committee has retained the services of an independent compensation consulting firm, Frederic W. Cook & Co., Inc. (the “Consultant”), to assist with its responsibilities. The Consultant reports only to the Compensation Committee and has not performed any other work for Conduent since being retained as an independent consultant to the Compensation Committee, except in its capacity as an independent advisor to the Corporate Governance Committee on non-employee director compensation matters. As provided in its charter, the Compensation Committee has the authority to determine the scope of the Consultant’s services and may terminate the Consultant’s engagement at any time.

During 2017, the Consultant provided the following services:

•	regularly updated the Compensation Committee on trends in executive compensation, including providing proactive advice on emerging trends and best practices;

•	reviewed officer compensation levels and overall performance compared to a peer group made up of organizations with which Conduent is likely to compete for executive expertise, and/or share with Conduent a similar business model in one or more areas;

•	reviewed incentive compensation designs for short-term and long-term programs;

•	advised the Compensation Committee on peer group companies for pay and performance comparisons;

•	reviewed the Compensation Discussion and Analysis and related compensation tables for the proxy statement on Schedule 14A, filed with the SEC;

•	reviewed Compensation Committee meeting materials with management before distribution;

•	attended Compensation Committee meetings, including meetings in executive session, as requested by the Compensation Committee chair;

•	offered independent analysis and input on CEO compensation; and

•	advised on post Separation related compensation actions.

Peer Group

In 2017, the Compensation Committee approved a peer group of companies with whom Conduent competes for business, investor capital and executive talent. The Committee determined that the identified peer group companies are reasonably similar to Conduent in terms of industry profile, size, and market capitalization.

The 2017 peer group consisted of the following companies:

ADP	CGI Group Inc.	Genpact
Aon	Cognizant Tech Solutions	MAXIMUS
CACI International	DXC Technology	Paychex
Cerner Corp	Convergys	IQVIA

The peer group is reviewed annually and is used to benchmark compensation for our named executive officers as well as for general pay practices and trends.

Competitive Market Information

In 2017, the Compensation Committee received a report comparing the compensation of its named executive officers with the compensation of comparable peer group named executive officers based on the most recent proxy filings (primarily used for the CEO, CFO and General Counsel) as well as general industry survey data to recognize the limitations of proxy data (Willis Tower’s Watson CDB General Industry Executive Compensation survey). This comparison included compensation data for these elements of pay:

•	base salary;

•	short-term incentives;

•	total cash compensation (base salary plus short-term incentives);

•	long-term incentives; and

•	total compensation (total cash compensation plus long-term incentives).

The competitive market data is prepared, analyzed and presented to the Compensation Committee by the Committee’s Consultant. The market pay range is viewed as a competitive reference point, but that data is not used to match a specific percentile of the market. Emphasis is placed on total target pay. In 2017, the Compensation Committee reviewed target total compensation (excluding the Strategic Initiative Grants) against the market data using the 50th percentile as a reference point. The Compensation Committee exercises discretion in setting individual compensation levels to reflect an assessment of the executive’s impact and expected contributions to Conduent, as well as potential for advancement.

2017 COMPENSATION FOR THE NAMED EXECUTIVE OFFICERS

2017 Total Target Compensation

Total target compensation includes base salary, target annual short-term cash incentive and target annual long-term equity incentive awards, which includes the April 1, 2017 ELTIP grants and excludes the special Strategic Initiative Grant. The majority of our named executive officer pay is provided under our variable incentive compensation programs. Variable pay increases with responsibility while long-term compensation represents the greatest component of pay. The 2017 total target compensation which includes annual base salary, target short-term incentive compensation as a percentage of base salary and target long-term incentive compensation can be found under the heading “Executive Summary—2017 Total Direct Compensation Targets for Named Executive Officers.” For further information regarding the process the Compensation Committee used to determine compensation for our named executive officers, please see “Process for Determining Compensation”.

More complete compensation information appears in the “Summary Compensation Table” on page 37.

Base Salary

Base salary is the fixed pay element of our compensation program that reflects the level and scope of responsibility within the Company. The Compensation Committee reviews each named executive officer’s base salary annually as well as in connection with a promotion or other change in responsibility. In connection with the promotion of Jeffrey Friedel to Chief People Officer, his base salary was increased from $285,000 to $425,000, effective February 1, 2017. The base salaries for our other named executive officers were unchanged from 2016.

Short-Term Incentives

The Annual Performance Incentive Plan (“APIP”) provides for short-term incentive awards that reward performance against our annual operating plan, paid in the form of cash to our named executive officers and other eligible employees. Each year, the Compensation Committee determines the target short-term incentive award opportunity, scaled to the executive’s level of responsibility and stated as a percentage of base salary, and the maximum payout opportunity.

The following chart reflects Conduent’s process for setting short-term incentive awards. This process typically takes place in the first quarter of the year.

Short-Term Incentive Target Award Opportunity for the Individual Named Executive Officers

The annual short-term incentive target award opportunity for each of our named executive officers takes into account many factors, including scope of responsibility, past contributions, expected future contributions, internal pay equity and competitive executive compensation practices. If an executive’s responsibilities change after the terms of the award are approved, the Compensation Committee is permitted to adjust the short-term incentive target award opportunity at that time.

The 2017 APIP target award opportunity was approved by the Compensation Committee at 150% of base salary for Mr. Vemuri and 75% of base salary for the other named executive officers. Mr. Friedel’s APIP target opportunity was increased to 75% from 50%, effective February 1, 2017, to reflect his promotion to Chief People Officer.

Short-Term Incentive Performance Measures

Short-term incentive awards (APIP) for our named executive officers were intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. The Compensation Committee established maximum payout opportunities under the Short-Term Incentive Pool (“STI Pool”). Each named executive officer is covered under the STI Pool, assuming Conduent attains certain pre-established performance goals. In 2017, while the performance goal for the STI Pool was based on achievement of positive Adjusted EBITDA, with achievement of the performance threshold resulting in funding of the STI Pool at maximum, subject to the Compensation Committee’s negative discretion, the amount of each named executive officer’s actual bonus was determined based on the achievement of the applicable performance metrics, which may result in actual payouts less than the named executive officer’s allocation under the STI Pool. For this purpose, Adjusted EBITDA represents income (loss) before interest, income taxes, depreciation and amortization adjusted for Restructuring and related costs, Separation costs, Other (income) expenses, net, NY MMIS, Health Enterprise charge (HE charge) and (Gain) loss on sale of asset and business. After certifying that Conduent had achieved positive Adjusted EBITDA and that the STI Pool was fully funded, the Compensation Committee exercised its discretion and reduced the short-term incentive award amounts payable and approved the payouts as described on page 29.

Results of financial performance may be adjusted plus or minus 20% on a discretionary basis to recognize individual performance, but in no event would an APIP payout exceed the maximum payout target (200%). Payout for achieving threshold performance is 50%, payout for achieving target performance is 100% and payout for achieving maximum performance is 200%. Performance results and payouts are interpolated between these points. There is no required payout for business performance below threshold levels.

The measures, weightings, goals and target and maximum payout ranges set by the Compensation Committee for 2017 were as follows:

Performance Measure	Weighting	Target (100% payout)	Maximum (200% payout)
Adjusted EBITDA	60%	$672 million	$ 690 million
Revenue Growth (at constant currency)	30%	$6,152 million	$6,190 million
Revenue Productivity (per employee)	10%	Increase of $500/employee	Increase of $1,000/employee

These goals were aligned with Conduent’s 2017 operating plan at the time they were established and designed to be challenging yet achievable.

Determining Short-Term Incentive Award Payouts

After the end of the fiscal year the CFO confirms the financial results and communicates the results to the Compensation Committee. Subject to the Compensation Committee’s review and approval, any extraordinary items or material unusual charges or gains are reviewed with the Compensation Committee for possible impact on APIP plan calculations.

Each performance measure is assessed and calculated independently. The weighted results of each measure are added together to determine overall performance results. Payouts are made proportionately for achievement at levels between the goals. Even if pre-established performance measures are achieved, the Compensation Committee retains discretion to determine a lesser short-term incentive than the calculated incentive payout, or no short-term incentive at all, as it deems appropriate. The Compensation Committee also retains its discretion to increase or decrease an APIP award (plus or minus 20% as described above) based on individual performance, provided that the named executive officer’s award may never exceed their maximum payout target.

2017 Performance for Short-Term Incentive Award Payouts

Performance results for 2017 against the APIP performance measures (in millions) were:

Performance Measures	Actual	Adjust- ments	Adjusted Results	Calculated Factor	Weighting	Payout Percentage
Adjusted EBITDA	$672	$6	$678	133%	60%	80%
Revenue Growth (at constant currency)	$6,022	$101	$6,123	77%	30%	23%
Revenue Productivity (per employee)	Below threshold	n/a	Below threshold	0%	10%	0%
				Final Calculated Payout ->		103%

•	Adjusted EBITDA: $678M, adjusted for the impact of hurricanes on U.S. and Latin America operations, as well as divestures.

•	Revenue Growth (at constant currency): $6,123M, adjusted for incremental strategic actions, hurricane impact, and translation currency.

Revenue Productivity (per employee): The Company did not achieve its targets on Revenue Productivity due to decisions impacting labor such as insourcing of IT roles, conversion of subcontractors, and shifting headcount to lower cost locations.

Following the CFO certification of performance results for 2017, the Compensation Committee reviewed the calculated payout on the APIP. The Committee supported management’s recommendation to apply negative discretion based on the mixed performance results, as well as the impact of adjustments on the calculated payout and approved an 80% payout factor. Mr. Peffer’s award was increased to 90%, reflecting his achievements in standing up Conduent as a new public company. Mr. Amoriell’s award was increased to 90% reflecting his strong performance leading the Public Sector business. Mr. Walsh’s award was increased to 96% reflecting his outstanding performance in the finance transformation, as well as the completion of five divestitures.

In view of 2017 results, the Compensation Committee and our CEO believe that the annual short-term incentive payments resulted in reasonable and appropriate performance-related incentive payments to our named executive officers. The annual incentives paid to our named executive officers in March 2018 for 2017 performance are shown in the “Summary Compensation Table.” Additional information about the short-term incentive opportunities is shown in the “Grants of Plan-Based Awards in 2017” table. Information regarding short-term incentive payouts under certain termination events and the amount of the estimated payouts and benefits payable to the named executive officers assuming a change in control of Conduent and a qualifying termination of employment is presented in the “Potential Payments Upon Termination or Change in Control” table.

Long-Term Incentives

We provide long-term incentives to reward our named executive officers for sustained performance, as a retention incentive, and to align executive’s interests with shareholders to drive long-term value creation. Awards are intended to encourage a strong ownership stake in the Company to drive superior performance on long-term Company objectives. The Committee considers peer data, relative impact of the role to Conduent and each named executive officer’s performance when determining long-term incentive awards.

Executive Long-Term Incentive Program

Long-term incentive awards are made pursuant to the Conduent Incorporated Performance Incentive Plan. Performance shares are measured over a three-year performance period. Performance for each year is measured against pre-established annual goals and the subsequent payout is averaged over the three-year period. The entire award vests at the end of the three-year performance period, subject to Compensation Committee certification of performance results. Restricted shares are not tied to performance measures and vest ratably over a three-year period. Once vested, performance shares and restricted shares are paid out in the form of shares of Conduent Common Stock. Any dividends during the vesting period will be accrued and paid on vesting in an amount equal to the dividends the executive would have earned from owning the same amount of Conduent Common Stock throughout the vesting period.

Although equity awards generally are granted on a regular annual cycle, the Compensation Committee may grant off-cycle equity awards for special purposes, such as new hire, promotion, retention, and recognition.

Compensation Committee Actions Relating to ELTIP Awards

The following chart reflects Conduent’s process for setting long-term incentive awards. This process typically takes place in the first quarter of the year.

During the first fiscal quarter of 2017, the Compensation Committee approved ELTIP grants for our named executive officers, established performance goals and award values, a payout range of 50% to 200% of target, and an April 1, 2017 grant date. Mr. Vemuri’s 2017 ELTIP award was approved as part of his letter agreement as described under “Named Executive Officers with Unique Compensation Arrangements.” The 2017 ELTIP awards approved by the Compensation Committee for the other named executive officers are commensurate with their new roles leading Conduent as a standalone public company. Additional information regarding the 2017 ELTIP awards can be found in the “Summary Compensation Table” and the “Grants of Plan-Based Awards in 2017” table.

The 2017 ELTIP award was granted in 50% performance shares and 50% restricted shares. The target number of performance shares and restricted shares granted to our named executive officers in April 2017 was determined by dividing the approved target award value by the closing price of Conduent Common Stock on the grant effective date.

For 2017 restricted shares, one-third vested on 12/31/17, one-third will vest on 12/31/18 and one-third will vest on 12/31/19. The performance period for the 2017 performance shares is 2017 through 2019. Performance for each year (2017, 2018 and 2019) is measured against pre-established annual goals and the subsequent payout is averaged over the three-year period. The entire award does not vest until the end of the three-year performance period on December 31, 2019 with payout in the first quarter of 2020, following Compensation Committee certification of the performance results.

The payout for achieving threshold performance is 50%, the payout for achieving target performance is 100%, and the payout for achieving maximum performance is 200%. Payouts are made proportionately for achievement at levels between these goals. There is no payout if performance falls below each of the threshold goals established by the Compensation Committee.

		Payout Range
Performance Measures	Weighting	Threshold	Target	Maximum
Adjusted PBT	50%	50%	100%	200%
Free Cash Flow	50%	50%	100%	200%

The performance goals were aligned with Conduent’s 2017 three-year financial model at the time the goals were established. Target performance levels are challenging but achievable with a level of performance that is in line with the Board-approved operating plan, whereas maximum performance levels represent stretch goals which can only be achieved with exceptional performance.

The performance goals and results for the first year (2017) of the 2017-2019 ELTIP Plan (in millions) were:

Performance Measures	Target	Actual	Adjust- ments	Adjusted Results	Calculated Factor	Weighting	Payout Percentage
Adjusted PBT	$236	$281	—	$281	200%	50%	100%
Free Cash Flow	$150	$187	$17	$204	200%	50%	100%
					2017 Results ->		200%

•	Free Cash Flow: $17M added back for deferred compensation payments from terminated deferred compensation plans.

Information regarding ELTIP payouts under certain termination events and the amount of the estimated payouts and benefits payable to the named executive officers assuming a change in control of Conduent and a qualifying termination of employment is presented in the “Potential Payments Upon Termination or Change in Control” table.

Strategic Initiative Grants

In light of the challenges facing Conduent in organizing itself as an independent company and improving operational and financial performance and consistent with the actions of similar companies following a spin, the Compensation Committee elected to provide a special award program to the named executives to better align the economic interest of our officers with those of our shareholders. The key program objectives are to build team cohesion, motivate and promote the successful and expedited business turn around, facilitate cultural change, upgrade talent and foster retention.

The SIG award was granted in 50% performance based shares and 50% time based (restricted) shares. The performance shares fully vest over three-years and are subject to pre-established performance criteria, detailed below, that are critical to Conduent’s strategic plan to drive profitable growth and build a business for the long-term as communicated to our investors. Although the goals reflect three-year cumulative performance (2017 – 2019), there is an opportunity for up to 50% of the award to be earned and paid at the end of the second year (2018). While the performance targets reflect challenging three-year goals aligned with the Company’s multi-year transformation plan, the Compensation Committee believed it would benefit Conduent and shareholders to further incentivize management to expedite the achievement of these critical milestones. Performance against goals will be measured again at the end of 2019 and the payout earned will be reduced by any awards that vested at the end of 2018. Payout is subject to Compensation Committee certification of performance results. Restricted shares will vest ratably over a three-year period (one-third of the award vested on December 31, 2017, one-third will vest on December 31, 2018 and one-third on December 1, 2019). The Compensation Committee approved SIG awards for each of the named executive officers with a grant date of April 1, 2017 and target grant date award values as follows: Mr. Vemuri - $4,614,500; Mr. Webb-Walsh - $2,936,500; Mr. Peffer - $2,936,500; Mr. Amoriell - $2,936,500 and Mr. Friedel - $2,936,500.

The performance shares include two cost transformation and two client outcome metrics, all equally weighted. These measures are: Cost Transformation – Information Technology (25%), Cost Transformation – Real Estate, General & Administrative (25%), Service Line Penetration (25%), New Business Signings growth (25%). New Business Signings growth measures the Total Contract Value new business signings based on Compound Annual Growth Rate (CAGR) over the 2016 baseline. Service Line Penetration measures the ability to cross-sell additional service lines to the top commercial clients. Information Technology, Real Estate and General & Administrative represent substantial optimization and savings opportunities.

The measures, weightings and threshold to maximum payout ranges set by the Compensation Committee for the SIG are as follows:

		Payout Range
Performance Measure	Weighting	Threshold	Target	Maximum
Cost Transformation – IT	25%	50%	100%	200%
Cost Transformation – Real Estate and G&A	25%	50%	100%	200%
Service Line Penetration	25%	50%	100%	200%
New Business Signings	25%	50%	100%	200%

The terms and conditions of the SIG are the same as ELTIP noted above.

Additional information regarding the SIG awards can be found in the “Summary Compensation Table” and the “Grant of Plan-Based Awards in 2017” table.’’

SHAREHOLDER SAY ON PAY

Our executive compensation is subject to an advisory vote of shareholders at our Annual Meeting. The Compensation Committee considers the outcome of say on pay votes when making compensation decisions for our named executive officers. At the 2017 Annual Meeting of Shareholders, 98.8% of shares voted were in favor of our executive compensation. In addition, 94.0% of shares voted were in favor of holding an annual say on pay vote. Our Board and the Compensation Committee greatly value the benefits of maintaining a dialogue with our shareholders and understanding their views. The executive management team of Conduent established and participated in various shareholder engagement activities in 2017. Conduent’s investor relations function proactively engages with our shareholders to provide updates on the performance of the Company and solicit feedback on various topics.

NAMED EXECUTIVE OFFICERS WITH UNIQUE COMPENSATION ARRANGEMENTS

Ashok Vemuri

In June 2016, Mr. Vemuri entered into a letter agreement which provided he would become CEO of Conduent following Separation. The terms of his new hire offer letter included a 2017 ELTIP award target value of $5,000,000.

In addition, if, prior to the first anniversary of Mr. Vemuri’s July 1, 2016 start date, he voluntarily terminated employment for “Good Reason” (as defined in the offer letter) or was terminated by Xerox or Conduent other than for “Cause” (as defined in his equity award agreement), then he would have been entitled to salary continuation paid over 12 months equal to his annual base salary. If Mr. Vemuri incurs such a termination after the first anniversary of his start date, he will be entitled to severance equal to six months’ salary or, if greater, the amount he is entitled to under the applicable Conduent severance policy at such time.

In connection with the offer letter, Mr. Vemuri agreed to be bound by non-competition and non-solicitation restrictive covenants during the period of his employment and for 12 months following termination of employment. All compensation under the offer letter is subject to Conduent’s standard clawback provisions (including detrimental activity). The offer letter also provided that Mr. Vemuri would be party to Xerox’s customary form of change in control severance agreement. On December 12, 2016, Mr. Vemuri’s change in control severance agreement was amended to increase the change in control trigger from 20% to 50% of the combined voting power of the Company’s then outstanding shares, to be consistent with the provisions of the change in control severance agreements of his Conduent senior leadership team. In August 2017, Conduent adopted the Conduent Incorporated Executive Change in Control Severance Plan (“CIC Plan”) effective October 1, 2017, as described in the Change-in-Control Benefits section below. The terms of Mr. Vemuri’s change in control severance agreement remained in effect until December 31, 2017, after which he was covered under the CIC Plan.

Jeffrey Friedel

Mr. Friedel was initially hired in September 2016 as Chief of Staff for Mr. Vemuri. In order to replace certain equity and annual incentive compensation Mr. Friedel would have received from his prior employer, his new hire package included a cash sign-on award of $150,000 payable in two installments, the first payment of $75,000 after three months following his date of hire and the second installment of $75,000 after his one-year anniversary. The first payment was made in January 2017 and the second was made in October 2017. If Mr. Friedel voluntarily terminates or is terminated for cause by the Company within 12 months following receipt of these payments, he is required to pay back the entire amount upon separation.

SAVINGS PLANS

Conduent Savings Plan (401(k))

All of our named executive officers are eligible to participate in the Conduent Savings Plan in the same manner as all U.S. employees. After one year of service, participants are eligible for a 100% match on 3% of eligible pay saved, subject to IRS-qualified plan compensation limits and highly compensated threshold limits, and may not receive 401(k) benefits in excess of these limits. Mr. Vemuri, Mr. Webb-Walsh, Mr. Amoriell, Mr. Peffer and Mr. Friedel elected to save in the Conduent Savings Plan in 2017. All received a Company matching contribution except for Mr. Friedel who was not eligible to receive a Company matching contribution in 2017 since he had not completed one year of service.

Supplemental Savings Plan

In 2017, under the Supplemental Savings Plan, “highly compensated employees” (as defined under ERISA) including our named executive officers, were eligible to defer up to 85% of their base salary, bonus and commissions. Conduent may make discretionary employer contributions for plan participants, but no discretionary contributions were made. In 2017, Mr. Amoriell and Mr. Peffer elected to save in the Supplemental Savings Plan.

In September 2017, Conduent terminated the Supplemental Savings Plan. No additional elective deferrals were made after September.

PERQUISITES AND OTHER BENEFITS

General Benefits

We generally maintain medical and dental coverage, life insurance, accidental death insurance and disability benefits programs or plans for all of our employees, as well as customary vacation, leave of absence and other similar policies. Our named executive officers are eligible to participate in these programs and plans on the same basis as all other salaried employees, except as otherwise disclosed.

Perquisites

Following Separation, the Compensation Committee reviewed and approved limited perquisites to support the health, safety and productivity of our named executive officers. Conduent does not provide tax gross-ups in connection with perquisites (except in relation to relocation per the U.S. relocation policy).

In 2017, all named executive officers were eligible to receive Company-paid financial and tax planning assistance of up to $15,000 per year. Solid financial planning by experts reduces the amount of time and attention that named executive officers devote to their finances and maximizes the value of their compensation. To safeguard their health, all named executive officers were also eligible to receive an annual physical examination through our preferred provider or reimbursement of up to $5000 for the cost of a physical should the named executive officer chose to use their own physician. The total costs to Conduent for providing perquisites and personal benefits to the named executive officers during 2017 are shown in the “Summary Compensation Table.”

CHANGE-IN-CONTROL BENEFITS

The Compensation Committee approved the Executive Change in Control Severance Plan (“CIC Plan”), effective October 1, 2017. All named executive officers were covered under the CIC Plan as of January 1, 2018. The CIC Plan is intended to replace prior individual change in control agreements entered into with

Xerox prior to January 1, 2017 (“Prior CIC Agreements”) with a consistent and standardized design. The CIC Plan provides certain enhanced benefits to key management employees who the Company determines are most likely to be impacted by a change in control (primarily the Company’s executive officers), so that they can continue to exercise their judgment and legal responsibilities without the potential for distraction and bias that can arise from concerns regarding their personal circumstances. Eligible employees are selected by the Compensation Committee to participate in the CIC Plan. The CIC Plan provides eligible employees with severance payments and benefits in the event that an eligible employee’s employment with the Company is terminated within 90 days prior to, or within 24-months for the CEO and 12-months for any other participant immediately following, a “change in control” of the Company either (a) by the employer company for any reason other than “cause”, “disability” or death or (b) by the eligible employee for “good reason”. The severance payments and benefits to be provided, subject to the employee’s execution of a release of claims, are as follows:

(1)	A lump sum payment, in cash, equal to the sum of (a) unpaid salary with respect to any paid time off accrued but not taken as of the date of termination, (b) accrued but unpaid salary through the date of termination and (c) any earned but unpaid annual incentive bonus from the fiscal year immediately preceding the year in which the date of termination occurs;

(2)	A lump sum payment, in cash, equal to the product of (a) the participant’s annual rate of base salary in effect on the date that notice of termination is given and the annual target bonus applicable to the participant for the year in which notice of termination is given, multiplied by (b) a “factor” (which in the case of the CEO, CFO, President, General Counsel and Secretary and Chief People Officer is two);

(3)	Participant shall continue to be entitled to receive all benefits payable under any other plan or agreement relating to retirement benefits or to compensation previously earned and not yet paid; and

(4)	Participant shall continue to be eligible to participate in the medical, dental and health care reimbursement account coverage in effect at the date of termination as if the participant had continued in employment during the lesser of (a) the severance period or (b) twelve months. The severance period is based on the “factor” used for the lump sum payment calculation noted in (2) above. For the CEO, CFO, President, General Counsel and Secretary and Chief People Officer, the severance period is two years. If the severance period exceeds twelve months, the participant will receive a cash lump-sum payment equal to the projected value of the employer portion of the premiums for medical and dental benefits for the time period between the end of the twelve months and the remainder of the severance period. Our named executive officers would be eligible to participate in medical, dental and health care reimbursement coverage for twelve months and would receive a lump sum to cover the employer premiums between the end of the twelve months and the end of their severance period.

Conduent does not provide excise tax reimbursement on severance payments.

The CIC Plan had a three-month term in 2017 and will automatically renew for successive one-year periods beginning in 2018 unless the Company gives notice that it does not wish to extend the CIC Plan. In addition, the CIC Plan promises each participant payment of his or her legal fees in the event the participant brings suit in good faith to enforce his or her rights under the CIC Plan.

Additional information and the amount of the estimated payments and benefits payable to the named executive officers assuming a change in control of Conduent and a qualifying termination of employment is presented in the “Potential Payments Upon Termination or Change in Control” table.

EMPLOYMENT AND SEPARATION

Named executive officers serve at the will of the Board. This enables the Board to remove a named executive officer whenever it is in the best interests of Conduent, with full discretion of the Compensation Committee to decide on an appropriate severance package (except in the case of the CEO, for benefits that have vested or in the case of a change in control). When a named executive officer is removed from his or her position, the Compensation Committee exercises its business judgment in considering whether to approve a severance arrangement in light of all relevant circumstances, including how long the officer was with the Company, past accomplishments and the reasons for separation. If the Compensation Committee does not approve a special severance arrangement for a named executive officer whose position has been eliminated, that officer will be covered under the Company’s U.S. Executive Severance and Salary Continuance Policy, as applicable.

For separations due to the elimination of the executive’s position, the U.S. Executive Severance and Salary Continuance Policy entitles executives, including our named executive officers, to 26 weeks of base pay, paid out over the severance period, with continued full benefits (excluding disability and 401(k) contributions). This payment is contingent upon signing a release of claims against Conduent as may be required. As described in the section entitled “Named Executive Officers with Unique Compensation Arrangements,” Mr. Vemuri was eligible to receive enhanced severance under a special severance arrangement pursuant to his offer letter through the first anniversary of his July 2016 start date. For further information, see the “Potential Payments Upon Termination or Change in Control” table.

GOVERNANCE OF THE EXECUTIVE COMPENSATION PROGRAMS

Risk Assessment

The Compensation Committee believes that its programs encourage positive behavior while balancing risk and reward, consistent with the interests of its shareholders. Conduent management conducts risk assessments each year and presents the findings to the Compensation Committee. Based on the assessment of programs covering its employees and executives for 2017, the Compensation Committee determined that its compensation plans, programs and practices do not motivate behavior that is reasonably likely to have a material adverse impact on Conduent, based on the following factors:

Key Program Features:

•	Program weighted towards long-term incentives

•	Balanced mix of performance measures (financial and operational) approved by the Compensation Committee in advance

•	Financial goals tied to the operating plan approved by the Board

•	Payout limitations/caps

•	Overlapping performance periods for long-term incentives

Risk Mitigators:

•	Independent Compensation Committee oversight

•	Officer stock ownership guidelines

•	Pay recoupment policy

•	Anti-hedging practice

Ownership Requirements

The Board approved a new stock ownership policy for our named executive officers, in order to ensure they build and maintain a meaningful level of stock ownership. The stock ownership guidelines are as follows:

•	Ownership requirements of 5x, 3x and 1x base salary, for the CEO, CEO’s direct reports and all other officers, respectively.

•	Need to satisfy the ownership requirement by the end of the fifth full calendar year after becoming an executive.

•	If executive fails to reach compliance within five years, there will be a mandatory retention of 50% of all vested shares (net of taxes) until the threshold is achieved.

•	CEO has the authority to permit discretionary hardship exceptions from the ownership and holding requirements (the Board has the authority to permit discretionary hardship exceptions for the CEO).

The following types of awards will count toward the guidelines described above: Common Stock held outright and unvested Restricted Stock and Restricted Stock Units. The following types of unvested equity awards will not count toward the stock ownership guidelines: unexercised stock options, unearned performance awards and cash settled units. Once stock ownership levels are achieved, named executive officers are required to continue to hold that amount of stock as long as they remain with Conduent.

Trading, Hedging and Pledging

Our named executive officers are prohibited from engaging in short-swing trading and trading in puts and calls with respect to our Common Stock. In addition, our named executive officers are prohibited from using any strategies or products to hedge against potential changes in the value of our Common Stock.

Under our insider trading policy, our named executive officers may purchase or sell Conduent securities only during “window” periods, which are generally 10 business day periods that begin on the second business day following the date of each quarterly earnings announcement. The only exception to this restriction is for our named executive officers who have entered into trading plans pursuant to SEC Rule 10b5-1.

As a result, our named executive officers are effectively precluded from pledging our Common Stock as collateral, including holding our Common Stock in a margin account, since their stock can only be sold during “window” periods and trading plans pursuant to SEC Rule 10b5-1, and therefore is not available to be sold at any time.

Compensation Recovery Policy (Clawbacks)

Under the Conduent Performance Incentive Plan, if the Compensation Committee deems a named executive officer to have engaged in activity that is detrimental to Conduent, it may cancel any awards granted to that individual. In addition, if such a determination is made before any change in control of Conduent, the Compensation Committee may rescind any payment or delivery of any equity and annual cash incentive award that occurred from six months before the detrimental activity. For this purpose, detrimental activity may include a violation of a non-compete agreement with Conduent, disclosing confidential information (except for reporting and other communications protected by “whistleblower” provisions of the Dodd- Frank Wall Street Reform and Consumer Protection Act), soliciting an employee to terminate employment with Conduent, or soliciting a customer to reduce its level of business with Conduent. If a payment or award is rescinded, the named executive officer will be expected to pay Conduent the amount of any gain realized or payment received in a manner the Compensation Committee or its delegate requires.

Conduent’s stock award agreements include a clawback provision that applies if an accounting restatement is required to correct any material non-compliance with financial reporting requirements. Under this provision, Conduent can recover, for the three prior years, any excess incentive-based compensation (the excess over what would have been paid under the accounting restatement) from executive officers or former executive officers.

In addition, the Compensation Committee implemented a compensation recovery policy that is applicable to our named executive officers. If an accounting restatement is required to correct any material non-compliance with financial reporting requirements under relevant securities laws, Conduent may recover any excess incentive-based compensation from executive officers or former executive officers (in excess of what would have been paid under the accounting restatement), including entitlement to shares of Common Stock, that was based on such erroneous data and paid during the three-year period preceding the date on which Conduent is required to prepare the accounting restatement. Conduent may implement any policy or take any action with respect to the recovery of excess incentive-based compensation, including entitlement to shares of Common Stock that Conduent determines to be necessary or advisable in order to comply with the requirements of the Dodd-Frank Act.

Compensation recovery arrangements may be included in letter agreements with executives, as disclosed for Mr. Vemuri in the “Named Executive Officers with Unique Compensation Arrangements” section of the CD&A.

CERTAIN TAX IMPLICATIONS OF EXECUTIVE COMPENSATION

With certain material exceptions, Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction available to public corporations for compensation paid for any fiscal year to the corporation’s CEO and certain other named executive officers at year end (but not the CFO) included in the “Summary Compensation Table” in the corporation’s proxy statement.

Pursuant to Section 162(m), as in effect for 2017, compensation in excess of $1 million per year paid to Conduent’s CEO and three other highest paid executive officers (other than the CFO) was not deductible unless it qualified as “performance-based” compensation. In connection with granting incentive compensation to the named executive officers, the Compensation Committee has considered the implications under Section 162(m) while retaining flexibility to design programs that it believed were in the best interests of

Conduent and its stockholders and consistent with the objectives of our executive compensation programs, including the flexibility to authorize payments that might not be deductible. The Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, eliminated the exception for “performance-based” compensation with respect to 2018 and future years. As a result, Conduent expects that, except to the extent that compensation is eligible for limited transition relief applicable to binding contracts in effect on November 2, 2017 that are not modified in any material respect after that date, compensation over $1 million per year paid to any named executive officer (and any person who was a named executive for any year beginning with 2017) will be nondeductible under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Conduent management. Based upon its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and be included in the Proxy Statement for the 2018 Annual Meeting of Shareholders.

Joie A. Gregor, Chair

Paul Galant

Courtney Mather

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below provides compensation information for our principal executive officer, our principal financial officer and the next three most highly compensated executive officers who served during the fiscal year ended December 31, 2017 (collectively referred to as named executive officers). The table includes the dollar value of base salary earned, bonus, stock awards, non-equity incentive plan compensation earned and all other compensation, whether paid or deferred. Unless otherwise stated, the compensation tables included in this section reflect amounts paid or payable or awards granted to our named executive officers by Conduent under Conduent’s compensation plans and programs during 2017.

For a summary of the Conduent Compensation Committee’s decisions on the compensation awarded to our named executive officers for 2017, please refer to the “Compensation Discussion and Analysis.”

Name & Principal Position	Year	Salary ($) (A)	Bonus ($) (B)	Stock Awards ($) (C)	Option Awards ($) (D)	Non-Equity Incentive Plan Compensation ($) (E)	Change in Pension Value and NQDC Earnings ($) (F)	All Other Compensation ($) (G)	Total ($)
Ashok Vemuri, Chief Executive Officer	2017 2016	1,000,000 503,846	- 1,750,000	9,614,470 2,500,004	- -	1,200,000 702,865	- -	15,004 22,192	11,829,474 5,478,907
Brian Webb-Walsh, Executive Vice President and Chief Financial Officer	2017 2016	450,000 333,750	- -	3,911,486 500,000	- -	324,000 187,256	- 29,004	105,439 34,753	4,790,925 1,084,763
David Amoriell, President	2017 2016 2015	536,000 532,869 525,000	- - 553,986	3,736,470 800,005 800,007	- - -	361,800 359,944 109,295	- - -	11,852 11,663 22,832	4,646,122 1,704,481 2,011,120
J. Michael Peffer, Executive Vice President, General Counsel and Secretary	2017	500,000	-	3,736,470	-	337,500	-	36,354	4,610,324
Jeffrey Friedel, Executive Vice President, Chief People Officer	2017	407,769	150,000	3,436,476	-	243,250	-	8,620	4,246,115

Compensation reported in this table is in U.S. dollars and rounded to the nearest dollar.

(A)	Amounts shown represent base salary earned in 2017. Effective February 1, 2017, Mr. Friedel’s annual base salary was increased from $285,000 to $425,000 to reflect his promotion to Chief People Officer.

(B)	Unless otherwise indicated, the Annual Performance Incentive Plan (APIP) awards appear as “Non-Equity Incentive Plan Compensation” in column (E). For Mr. Friedel, the amount shown in column (B) represents the $150,000 cash sign-on award in accordance with the terms of his offer letter in connection with his hiring effective September 26, 2016. For more information about this payment, see the “Named Executive Officers with Unique Compensation Arrangements” section of the CD&A.

(C)	Included in this column are the aggregate grant date fair values of equity awards made to our named executive officers in fiscal year 2017 as computed in accordance with FASB ASC Topic 718 as described in Note 15 in the Company’s 2017 Annual Report on Form 10-K. For ELTIP and SIG performance shares, the amounts are based on the target outcome of the performance conditions as of the grant date. These amounts reflect an estimate of the grant date fair value and may not be equivalent to the actual value recognized by the named executive officer.

Three-year performance share awards under the 2017 ELTIP were granted on April 1, 2017 as follows: Mr. Vemuri - $2,499,985; Mr. Webb-Walsh - $487,493; Mr. Amoriell - $399,985; Mr. Peffer - $399,985; and Mr. Friedel - $249,988. The grant date fair value of these awards if paid at maximum performance is as follows: Mr. Vemuri - $4,999,970; Mr. Webb-Walsh - $974,985; Mr. Amoriell - $799,970; Mr. Peffer - $799,970; and Mr.Friedel - $499,977. Restricted share awards under the 2017 ELTIP were granted on April 1, 2017 as follows: Mr. Vemuri - $2,499,985; Mr. Webb-Walsh - $487,493; Mr. Amoriell - $399,985; Mr. Peffer - $399,985 and Mr. Friedel $249,988. Also included in this column is the grant date fair value of the SIG. The performance share awards under the SIG were granted on April 1, 2017 as follows: Mr. Vemuri - $2,307,250; Mr. Webb-Walsh - $1,468,250; Mr. Amoriell - $1,468,250; Mr. Peffer - $1,468,250; and Mr. Friedel - $1,468,250. The grant date fair value of these awards if paid at maximum performance is as follows: Mr. Vemuri - $4,614,500; Mr. Webb-Walsh - $2,936,500; Mr. Amoriell - $2,936,500; Mr. Peffer - $2,936,500; and Mr.Friedel - $2,936,500. Restricted share awards under the SIG were granted on April 1, 2017 as follows: Mr. Vemuri - $2,307,250; Mr. Webb-Walsh - $1,468,250; Mr. Amoriell - $1,468,250; Mr. Peffer - $1,468,250; and Mr. Friedel - $1,468,250. For more information about these awards, see the “Long-Term Incentives” section of the CD&A.

(D)	There were no stock options granted in 2017.

(E)	The Non-Equity Incentive Plan payment for our named executive officers under the 2017 APIP, based on 2017 performance, was approved by the Conduent Compensation Committee. Effective February 1, 2017, Mr. Friedel’s target was increased from 50% to 75% in connection with his promotion to Chief People Officer. Actual 2017 full-year payments were made at 80% of target for Mr. Vemuri, 96% of target for Mr. Webb-Walsh, 90% of target for Mr. Peffer and Mr. Amoriell and 80% of target for Mr. Friedel. For more information, see the “Determining Short-Term Incentive Award Payouts” section in the CD&A.

(F)	Conduent does not have a defined benefit pension plan. The pension information shown for Mr. Webb-Walsh in 2016 reflected his Xerox pension benefits prior to Separation. In 2017, Mr. Amoriell and Mr. Peffer participated in the Supplemental Savings Plan prior to its termination in September 2017. No above-market earnings were credited under this plan.

(G)	The table below provides additional data on the amounts included under the “All Other Compensation” column.

Name	Year	Life Insurance Premiums Paid by Registrant ($) (1)	Tax Related Reimbursements ($) (2)	401(k) Match ($) (3)	Miscellaneous ($) (4)	Total All Other Compensation ($)
Ashok Vemuri	2017 2016	810 371	- -	- -	14,194 21,821	15,004 22,192
Brian Webb-Walsh	2017 2016	480 80	26,553 -	7,581 9,289	70,825 25,384	105,439 34,753
David Amoriell	2017 2016 2015	3,564 3,564 -	- - 7,456	8,264 8,099 7,950	24 - 7,426	11,852 11,663 22,832
J. Michael Peffer	2017	2,322	8,125	8,100	17,807	36,354
Jeffrey Friedel	2017	971	-	-	7,649	8,620

(1)	This column includes group life imputed income for each individual for group life insurance for 2017.

(2)	This column includes tax gross-ups in connection with relocation expenses under the U.S. relocation program.

(3)	This column includes Company matches paid under the Conduent 401(k) Savings Plan. There were no matches under the Supplemental Savings Plan.

(4)	Amounts in this column for 2017 include financial and tax planning assistance for Mr. Vemuri ($8,565), Mr. Webb-Walsh ($9,500) and Mr. Friedel ($2,500). Also included is home security for Mr. Vemuri, executive physicals for Messrs. Vemuri, Webb-Walsh and Friedel ($4,825 for each) and identity theft protection for Messrs. Vemuri, Amoriell and Friedel. Amounts in this column also include relocation expense reimbursements for Mr. Webb-Walsh ($56,500) and Mr. Peffer ($17,807) under the U.S. relocation program.

For further information on the material features of the compensation disclosed in the Summary Compensation Table, see the sections entitled “2017 Compensation for the Named Executive Officers”, “Named Executive Officers with Unique Compensation Arrangements”, “Savings Plans” and “Perquisites and Other Benefits” in the CD&A.

GRANTS OF PLAN-BASED AWARDS IN 2017

The following table provides additional detail for each of the named executive officers on potential amounts payable under APIP, ELTIP and SIG, as presented in the “Summary Compensation Table.” Threshold, target and maximum award opportunities are provided.

Name	Award (A)	Grant Date (A)	Approval Date (A)	Estimated Future Payout Under Non-Equity Incentive Awards (B)			Estimated Future Payout Under Equity Incentive Awards (C)			All Other Stock Awards: Number of Shares or Units (#)(D)	Grant Date Fair Value of Stock Awards ($)(E)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ashok Vemuri				75,000	1,500,000	3,000,000	-	-	-	-	-
	ELTIP RS	4/1/17	3/8/17	-	-	-	-	-	-	148,986	2,499,985
	ELTIP PS	4/1/17	3/8/17	-	-	-	37,347	148,986	297,972	-	2,499,985
	SIG RS	4/1/17	3/8/17	-	-	-	-	-	-	137,500	2,307,250
	SIG PS	4/1/17	3/8/17	-	-	-	17,188	137,500	275,000	-	2,307,250
Brian Webb-Walsh				16,875	337,500	675,000	-	-	-	-	-
	ELTIP RS	4/1/17	3/6/17	-	-	-	-	-	-	29,052	487,493
	ELTIP PS	4/1/17	3/6/17	-	-	-	7,263	29,052	58,104	-	487,493
	SIG RS	4/1/17	3/6/17	-	-	-	-	-	-	87,500	1,468,250
	SIG PS	4/1/17	3/6/17	-	-	-	10,938	87,500	175,000	-	1,468,250
David Amoriell				20,100	402,000	804,000	-	-	-	-	-
	ELTIP RS	4/1/17	3/6/17	-	-	-	-	-	-	23,837	399,985
	ELTIP PS	4/1/17	3/6/17	-	-	-	5,959	23,837	47,674	-	399,985
	SIG RS	4/1/17	3/6/17	-	-	-	-	-	-	87,500	1,468,250
	SIG PS	4/1/17	3/6/17	-	-	-	10,938	87,500	175,000	-	1,468,250
J. Michael Peffer				18,750	375,000	750,000	-	-	-	-	-
	ELTIP RS	4/1/17	3/6/17	-	-	-	-	-	-	23,837	399,985
	ELTIP PS	4/1/17	3/6/17	-	-	-	5,959	23,837	47,674	-	399,985
	SIG RS	4/1/17	3/6/17	-	-	-	-	-	-	87,500	1,468,250
	SIG PS	4/1/17	3/6/17	-	-	-	10,938	87,500	175,000	-	1,468,250
Jeffrey Friedel				15,203	304,063	608,126	-	-	-	-	-
	ELTIP RS	4/1/17	3/8/17	-	-	-	-	-	-	14,898	249,988
	ELTIP PS	4/1/17	3/8/17	-	-	-	3,725	14,898	29,796	-	249,988
	SIG RS	4/1/17	3/8/17	-	-	-	-	-	-	87,500	1,468,250
	SIG PS	4/1/17	3/8/17	-	-	-	10,938	87,500	175,000	-	1,468,250

(A)	RS refers to shares of restricted stock subject to service-based vesting conditions and PS refers to shares of restricted stock subject to service-based and performance-based vesting conditions. The “Grant Date” is the effective date of the ELTIP and SIG awards. The “Approval Date” is the date on which the Compensation Committee took action to approve these awards.

(B)	These columns reflect the threshold, target and maximum payout opportunities for Conduent performance measures under the 2017 APIP set by the Compensation Committee. The actual APIP payout, which was based on 2017 performance and paid in March 2018, is presented in the “Summary Compensation Table” in column (E). The Conduent Corporate APIP measures and weightings for 2017 were Adjusted EBITDA (60%), Revenue Growth (30%) and Revenue Productivity (10%). Please refer to the section entitled “Short-Term Incentives” in the CD&A for additional information on the 2017 APIP payout opportunity, measures and weightings that applied to each of our named executive officers. The target value reflects payout if target performance was achieved on all performance measures. The maximum value reflects payout if maximum or higher performance was achieved on all performance measures. Threshold payout was determined based on achieving Conduent’s Revenue Productivity performance measure at the minimum performance level with no other performance measures being achieved. There would be no APIP payout if threshold performance was not achieved on any of the performance measures. See the “Summary Compensation Table,” footnote (E), for additional information regarding the actual payout of these awards.

(C)	The threshold, target and maximum payout opportunities for the 2017 ELTIP and the SIG awards were set by the Compensation Committee. The number of shares at target for these awards was determined by dividing the approved values of the respective awards by the closing stock price on the grant date and rounding the number of shares down to the nearest share. The closing stock price for this award was $16.78.

Performance shares under ELTIP can be earned by achieving three-year cumulative performance goals between threshold and maximum. The performance measures and weightings for ELTIP are Adjusted Profit before Tax (50%) and Free Cash Flow (50%). The performance period for the 2017 ELTIP is January 1, 2017 through December 31, 2019. Performance shares that are earned will vest at the end of the three-year performance period, following Compensation Committee certification of performance results. Performance shares under SIG can be earned as follows: up to 50% of performance shares will vest on December 31, 2018 based on cumulative performance results for 2017 and 2018, following Compensation Committee certification of results. The performance measures and weightings for the SIG performance shares are Cost Transformation – Information Technology (25%), Cost Transformation – Real Estate, General & Administrative (25%), Service Line Penetration (25%), New Business Signings growth (25%). Performance against the same goals will be measured again at the end of 2019 and the payout earned will be reduced by any awards that vested at the end of 2018. Vesting will occur following Compensation Committee certification of performance results.

The target column reflects the number of performance shares that can be earned if target performance is achieved on all performance measures. The maximum column reflects the greatest number of performance shares that can be earned if maximum or higher performance is achieved on all performance measures. The threshold column reflects the lowest number of performance shares that can be earned assuming that performance is achieved at the minimum level for only one of the performance measures. The number of performance shares earned will be interpolated in the event that Conduent’s performance varies between threshold and maximum, as determined by the Compensation Committee. If threshold performance is not achieved, no performance shares will be earned.

(D)	This column includes restricted shares granted under our ELTIP and SIG, which vest ratably on December 31, 2017, December 31, 2018 and December 31, 2019. The number of restricted shares was determined by dividing the approved values of the respective awards by the closing stock price on the grant date and rounding the number of shares down to the nearest share. The closing stock price for this award was $16.78.

(E)	The value reported in this column with respect to the stock awards reported in column (C) is based on the target award and the grant date closing market price noted above in footnote (C). The value reported in this column with respect to the stock awards reported in column (D) is based on the grant date closing market price noted above in footnote (D). This value is recorded over the requisite serviced period as required by FASB ASC Topic 718. See footnote (C) to the “Summary Compensation Table” and the “Long-Term Incentives” section in the CD&A for additional information on these equity awards.

For a description of the material features of the compensation disclosed in the 2017 Grants of Plan-Based Awards table see the “Short-Term Incentives” and the “Long-Term Incentives” section of the CD&A.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

The following table summarizes the unvested stock awards held by the named executive officers at the end of fiscal year 2017. There are no outstanding stock option awards.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Ashok Vemuri	7/1/16 4/1/17	163,614 191,945	(4) (5)	$ $	2,644,002 3,101,831	286,486	$4,629,614
Brian Webb-Walsh	7/1/15 7/1/16 10/1/16 4/1/17	7,061 16,361 15,402 78,089	(4) (4) (6) (5)	$ $ $ $	114,106 264,394 248,896 1,261,918	116,552	$1,883,480
David Amoriell	7/1/15 7/1/16 4/1/17	15,586 52,357 74,595	(4) (4) (5)	$ $ $	251,870 846,089 1,205,455	111,337	$1,799,206
J. Michael Peffer	7/1/15 1/1/16 7/1/16 8/1/16 4/1/17	5,552 18,098 24,704 18,464 74,595	(4) (7) (4) (8) (5)	$ $ $ $ $	89,720 292,464 399,217 298,378 1,205,455	111,337	$1,799,206
Jeffrey Friedel	10/1/16 4/1/17	21,563 68,606	(6) (5)	$ $	348,458 1,108,673	102,398	$1,654,752

(1)	The awards presented in these columns include earned unvested performance units and shares and unvested restricted stock units and shares (as of December 31, 2017).

(2)	The market value is based on the December 31, 2017 closing price of our Common Stock of $16.16 per share.

(3)	The awards presented in this column consist of unearned performance share awards (as of December 31, 2017) at target granted under the ELTIP and SIG on April 1, 2017. The performance period is January 1, 2017 through December 31, 2019. The ELTIP award vests at the end of the performance period following Compensation Committee certification of results. Up to 50% of the SIG award will vest on December 31, 2018 based on cumulative performance results for 2017 and 2018. Performance results will be measured again at the end of 2019 and the payout earned will be reduced by any awards that vested at the end of 2018, following Compensation Committee certification of performance results.

(4)	These awards consist of earned unvested performance units and unvested restricted stock units reflecting equity awards granted prior to the spin-off (made with respect to shares of Xerox common stock), that were adjusted and converted into Conduent equity awards in shares of our Common Stock following Separation. In general, the adjusted and converted equity awards are subject to substantially the same terms and conditions as the original equity awards, including the original vesting schedule and pro-ration eligibility. Awards granted on July 1, 2015 vest on July 1 2018 and awards granted on July 1, 2016 vest on July 1, 2019.

(5)	These awards represent restricted shares granted on April 1, 2017. On December 31, 2017, one-third of the April 1, 2017 restricted shares vested and are not reflected in the numbers above for our named executive offices as follows: Vemuri - 94,541, Webb-Walsh - 38,463, Amoriell - 36,742, Peffer - 36,742 and Friedel - 33,792. Half of the restricted shares reflected above will vest on December 31, 2018 and half on December 31, 2019.

(6)	Represents restricted stock units which fully vest on October 1, 2019.

(7)	Represents restricted stock units which fully vest on January 1, 2019.

(8)	Represents restricted stock units which fully vest on August 1, 2019

OPTION EXERCISES AND STOCK VESTING IN 2017

The following table shows the amount realized by named executive officers upon the vesting of stock awards during 2017.

	Stock Awards		Option Awards
Name	Number of Shares Acquired on Vesting (#) (A)	Value Realized on Vesting ($) (B)	Number of Shares Acquired on Exercise (#) (C)	Value Realized on Exercise ($) (D)
Ashok Vemuri	94,541	$1,527,783	-	-
Brian Webb-Walsh	48,306	$768,023	-	-
David Amoriell	54,829	$853,462	103,172	$707,950
J. Michael Peffer	42,395	$674,922	-	-
Jeffrey Friedel	33,792	$546,079	-	-

(A)	The shares shown in this column include performance shares that vested on January 1 and July 1, 2017 from awards granted by Xerox prior to Separation and converted to Conduent awards. This column also includes restricted shares that vested on December 31, 2017.

(B)	Amounts shown are based on the number of shares that vested and the fair market value of our Common Stock on the applicable vesting date. The aggregate dollar value realized upon vesting includes the value of shares withheld to pay taxes.

(C)	This column reflects the total number of shares acquired upon the exercise of vested stock options that were granted to Mr. Amoriell on August 20, 2009.

(D)	The amount reflects the difference between the exercise price of the options and the market price at the time of exercise.

NON-QUALIFIED DEFERRED COMPENSATION FOR THE 2017 FISCAL YEAR

The Non-Qualified Deferred Compensation table discloses executive and employer contributions, as applicable, named executive officer withdrawals and earnings, if any, and fiscal year-end balances under the Supplemental Savings Plan (“SSP”).

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (A)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)
Ashok Vemuri	SSP	-	-	-	-	-
Brian Webb-Walsh	SSP	-	-	-	-	-
David Amoriell	SSP	$96,171	-	$61,360	-	$1,319,509
J. Michael Peffer	SSP	$7,308	-	$8,121	-	$69,974
Jeffrey Friedel	SSP	-	-	-	-	-

(A)	No portion of the amounts shown in this column for the SPP is reported in the “Summary Compensation Table” as above market interest.

Supplemental Savings Plan

In 2017, Mr. Amoriell and Mr. Peffer elected to save in the SSP. Under the SSP, “highly compensated employees” (as defined under ERISA) were eligible to defer up to 85% of their base salary, bonus and commissions. To participate, employees must elect to defer by December of the year preceding the year of the employee deferral. Notional earnings on participant contributions are credited to each participant’s account based on the market rate of return of the available investment alternatives offered under the SSP. Participants may change the asset allocation of their account balance or make changes to the allocation for future contributions at any time. Conduent may make discretionary employer contributions for plan participants; there were no Conduent contributions under this plan in 2017. All balances are fully vested. In September 2017, Conduent terminated the Supplemental Savings Plan. As required under the plan, these balances will be paid in the fourth quarter of 2018.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Conduent has entered into certain agreements and maintains certain plans that provide compensation to named executive officers in the event of a termination of employment or a change in control. The amount of compensation payable to each named executive officer, assuming that each hypothetical termination or change-in-control situation occurred on December 31, 2017, is listed in the table below. The equity awards presented in this table reflect grants not vested as of December 31, 2017 and are based on the closing market price of Conduent Common Stock of $16.16 as of December 29, 2017.

	Cash Severance ($)	Non- Equity Incentive Awards ($)	Equity Incentive Awards ($)	Healthcare/ Life Insurance Benefits ($)	Total Termination Benefits ($)
Ashok Vemuri
• Voluntary Termination for Good Reason (A)	500,000	1,200,000	3,899,133	-	5,599,133
• Involuntary Termination not for Cause (B)	500,000	1,200,000	3,899,133	6,961	5,606,094
• Involuntary or Good Reason Termination after Change in Control (CIC) (C)	5,000,000	1,200,000	10,375,447	27,842	16,603,289
• Death (D)	-	1,200,000	7,289,033	500,000	8,989,033
Brian Webb-Walsh
• Voluntary Termination/ Retirement (A)	-	-	-	-	-
• Involuntary Termination not for Cause (B)	225,000	324,000	958,837	4,556	1,512,393
• Involuntary or Good Reason Termination after Change in Control (CIC) (C)	1,575,000	324,000	3,772,794	18,225	5,690,019
• Death (D)	-	324,000	2,517,146	450,000	3,291,146
David Amoriell
• Voluntary Termination/ Retirement (A)	-	361,800	1,232,685	-	1,594,485
• Involuntary Termination not for Cause (B)	268,000	361,800	1,232,685	4,991	1,867,476
• Involuntary or Good Reason Termination after Change in Control (CIC) (C)	1,876,000	361,800	4,102,620	18,594	6,359,014
• Death (D)	-	361,800	2,903,160	500,000	3,764,960
J. Michael Peffer
• Voluntary Termination/ Retirement (A)	-	-	-	-	-
• Involuntary Termination not for Cause (B)	250,000	337,500	1,210,012	4,607	1,802,119
• Involuntary or Good Reason Termination after Change in Control (CIC) (C)	1,750,000	337,500	4,084,440	18,428	6,190,368
• Death (D)	-	337,500	2,884,980	500,000	3,722,480
Jeffrey Friedel
• Voluntary Termination/ Retirement (A)	-		-	-	-
• Involuntary Termination not for Cause (B)	212,500	243,250	696,787	6,893	1,159,430
• Involuntary or Good Reason Termination after Change in Control (CIC) (C)	1,487,500	243,250	3,111,883	26,474	4,869,107
• Death (D)	-	243,250	2,008,720	425,000	2,676,970

(A)	None of these individuals would receive any payments if they left voluntarily, other than Mr. Vemuri and Mr. Amoriell. Per his offer letter, if Mr. Vemuri voluntarily terminated his employment for Good Reason, he would be entitled to salary continuation paid over 6 months equal to his annual base salary. In addition, Mr. Vemuri would receive a short-term incentive payment (Non-Equity Incentive Award) for 2017 performance, reflected above at actual achievement against performance goals, and pro-rated restricted stock and performance shares (based on the number of full months of service as an employee during the vesting period per the terms of the applicable award agreements) shown at target but subject to actual performance achievement for unearned performance based awards. If Mr. Vemuri left voluntarily not for Good Reason, he would not receive any payments. Mr. Amoriell is retirement eligible under our short-term and long-term incentive award programs and would receive a short-term incentive payment (Non-Equity Incentive Award) for 2017 performance, reflected above at actual achievement against performance goals, and pro-rated restricted stock and performance shares (based on the number of full months of service as an employee during the vesting period per the applicable award agreements), shown at target but subject to actual performance achievement.

Long-term incentive awards and short-term incentive awards are subject to clawback provisions as described in the “Governance of the Executive Compensation Programs—Compensation Recovery Policy (Clawbacks)” section in the CD&A.

(B)	Under the terms of the Conduent severance policy, all the NEOs would receive salary continuance payments and continued benefits coverage (excluding disability and 401(k) contributions) for 26 weeks. The amounts reported in the table assume salary continuance is paid as a lump sum, although such payments are generally paid periodically consistent with the normal payroll cycle during active employment. In addition, all named executive officers would receive a short-term incentive payment (Non-Equity Incentive Award) for 2017 performance, reflected above at actual achievement against performance goals, and pro-rated restricted stock and performance shares (based on the number of full months of service as an employee and full months of salary continuance payments during the vesting period per the applicable award agreements), shown at target but subject to actual performance achievement.

(C)	If there was a change in control on December 31, 2017, Mr. Amoriell and Mr. Friedel would have been covered under the new Change-in-Control (“CIC”) Plan as described in the CD&A, which provides them specified severance benefits if, within 90 days prior to, or within 12 months following a change in control of Conduent, employment was terminated either involuntarily other than for cause, death or disability, or voluntarily for good reason. These benefits under the CIC Plan include a lump sum cash payment equal to two times the then-current annual base salary and short-term incentive award target, as well as continuation of specified welfare benefits at active employee rates for a period of 24 months.

Mr. Vemuri, Mr. Webb-Walsh and Mr. Peffer would have been covered under the prior change in control severance agreement which provided specified severance benefits if, within two years following a change in control of Conduent, employment was terminated either involuntarily other than for cause, death or disability, or voluntarily for good reason. These benefits under the prior change in control severance agreements included a lump sum cash payment equal to two times the then-current annual base salary and short-term incentive award target, as well as continuation of specified welfare benefits at active employee rates for a period of 24 months.

Change in control severance benefits for all named executive officers include:

•	Payment of reasonable legal fees and expenses incurred when the named executive officer, in good faith, is involved in a dispute while seeking to enforce the benefits and rights provided by the severance agreement.

•	Pursuant to the terms of the applicable agreements, upon involuntary or good reason termination, these executives would also be entitled to: (i) accelerated vesting of stock awards, including performance shares at target which will occur following a change in control only upon an involuntary termination of employment (other than a termination for cause) or a voluntary termination for good reason (commonly described as “double-trigger”); and (ii) a short-term incentive (Non-Equity Incentive Award) payment for the 2017 performance reflected above at actual achievement against performance goals.

If excise tax is payable by any of the named executives, Conduent will reduce the named executive officer’s CIC payment to a level that will not trigger an excise tax payment if it is determined that doing so will result in a greater net after-tax amount for the executive.

All named executive officers fall under the CIC Plan as of January 1, 2018.

(D)	Following death, the estates or, with respect to certain types of payments and elections made, the spouses of all named executive officers would receive payment of a 2017 short-term incentive payment shown at actual achievement against performance goals; performance shares at target for awards prior to January 1, 2017 and pro-rated performance shares for awards on or after January 1, 2017 (based on the number of full months of service as an employee during the vesting period per the applicable award agreement, subject to actual performance achievement); accelerated vesting of restricted stock; their deferred compensation balance, if any; and a life insurance benefit.

Termination Following Disability

Assuming termination following disability on December 31, 2017, all named executive officers would be eligible for pro-rated performance shares (based on the number of full months of service as an employee during the vesting period), subject to actual performance achievement, prorated restricted stock for awards prior to January 1, 2017 and accelerated vesting of restricted stock for awards on or after January 1, 2017, per the terms of the applicable awards agreements. Mr. Vemuri would also be entitled to a $500,000 cash severance payment as shown under “Involuntary Termination Not for Cause.”

Involuntary Termination for Cause

Assuming involuntary termination for cause due to engagement in detrimental activity against Conduent, there would be no payments to the named executive officers other than their deferred compensation balance, if any. All unvested shares would be immediately cancelled upon termination for cause. See the “Governance of the Executive Compensation Programs—Compensation Recovery Policy (Clawbacks)” section of the CD&A for additional information.

Change-in-Control Severance Agreement

Generally, for purposes of change-in-control severance agreements and the CIC Plan, a change in control is deemed to have occurred, subject to specific exceptions, if:

•	Any person becomes a beneficial owner representing 50 percent or more of the combined voting power of the outstanding securities of Conduent.

•	A majority of the Conduent Board is replaced under specific circumstances.

•	There is a merger or consolidation involving Conduent unless (i) the directors of Conduent who were members of the Board immediately before the merger/consolidation continue to constitute a majority of the Conduent Board of Directors or (ii) the merger/consolidation is effected to implement a recapitalization and no person becomes the beneficial owner representing 50 percent or more of the combined voting power of Conduent’s then outstanding voting securities.

•	All or substantially all of Conduent’s assets are sold, or Conduent’s shareholders approve a plan of complete liquidation or dissolution.

A voluntary termination for good reason in the event of a change in control includes:

•	The material diminution of authority, duties, or responsibilities, including being an executive officer of Conduent before a change in control and ceasing to be an executive officer of the surviving company. The change-in-control benefits for this provision will only be triggered if the executive officer has not voluntarily terminated his/her employment and the “material diminution of authority, duties, or responsibilities” has occurred and not been remedied.

•	A material reduction in annual base salary, annual target short-term incentive or employee benefits in aggregate, except to the extent such reduction is consistent with an across-the-board reduction for employees.

•	A material change in the geographic location where the executive is required to be based.

•	Failure of Conduent to obtain a satisfactory agreement from any successor to assume and agree to perform in a manner consistent with the change in control agreement.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information with respect to equity awards under Conduent’s equity compensation plans as of December 31, 2017:

Plan Category	(A) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(B) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(C) Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))(2)
Equity compensation plans approved by security holders	3,693,025	$10.35	15,302,004
Equity compensation plans not approved by security holders	-	$-	-
Total	3,693,025	$10.35	15,302,004

(1)	Column (A) includes: (i) 1,356,444 shares underlying outstanding RSUs and 1,911,138 shares underlying outstanding performance shares under the Conduent Performance Incentive Plan (of which 1,306,154 RSUs and 1,859,854 performance shares represent outstanding awards granted by Xerox and converted to Conduent awards following Separation); (ii) 77,496 deferred stock units (“DSUs”) outstanding under the Conduent Director Equity Plan; and (iii) 347,947 shares underlying options under the 2007 ACS Plan. Because there is no exercise price associated with performance shares, RSUs or DSUs, these stock awards are not included in the weighted-average exercise price calculation presented in column (B).

(2)	The 2007 ACS Plan was discontinued as of February 5, 2010. No further grants can be made under this plan. Any shares that are cancelled, forfeited or lapse under the Conduent Performance Incentive Plan become available again for issuance under this plan. Any shares that are cancelled, forfeited or lapse under the Conduent Director Equity Plan become available again for issuance under this Director plan.

CEO Pay Ratio Disclosure

For 2017, the median of the annual total compensation of all employees of our company (other than our CEO), was $33,040. The 2017 annual total compensation of our CEO was $11,829,474, as reported in the “Total” column of the “Summary Compensation Table” included above in this Proxy Statement. Based on this information, we estimate the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees for 2017 was 358:1. This represents a reasonable estimate calculated in a manner consistent with SEC regulations.

We ascertained that, as of our December 31, 2017 determination date, our total employee population consisted of 90,511 employees. As is permitted under the SEC rules, we excluded employees from Germany (2,079 employees) and Turkey (1,521 employees), which represent less than 5% of our total employee population. We then determined our “median employee” using the remaining employee population of 86,911.

We chose to use annual base compensation as our consistently applied compensation measure to determine our “median employee”. We determined annual base compensation for our salaried employees using base salary paid for 2017. We determined annual base compensation for our hourly paid employees by multiplying hourly rate by scheduled hours for the year. We annualized the compensation of all permanent employees in our population who were hired in 2017 but did not work for us the entire year. Once we identified our median employee, we determined that person’s annual total compensation in accordance with the requirements of the Summary Compensation Table.

Additional Information

Our CEO received a one-time special stock award (the Strategic Initiative Grant, or “SIG”) as part of the Separation. This one-time award is not part of the CEO’s ongoing compensation program and is likely not reflective of our pay ratio for subsequent years.

If we exclude the SIG award, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees for 2017 would be 213:1. We believe that this ratio is a useful way to better understand how our Compensation Committee and our Board of Directors view the compensation of our CEO and should be viewed as a supplement to, and not as a replacement of, the required pay ratio disclosure included in this section.

OTHER INFORMATION

Indemnification Actions

The Company’s by-laws provide for indemnification of officers and directors to the fullest extent permitted by New York law. The Company has not advanced any counsel fees or other reasonable fees and expenses to any officer or director under our by-laws. In accordance with the requirements of the Business Corporation Law of the State of New York (the “BCL”), in the event the Company advances counsel fees or other reasonable fees and expenses, the individuals on whose behalf any such expenditures are made are required to execute an undertaking to repay such expenses if they are finally found not to be entitled to indemnification under the Company’s by-laws or the BCL.

Directors and Officers Liability Insurance and Indemnity

On January 1, 2018, the Company renewed its policies for directors and officers liability insurance. The policies are issued by Federal Insurance Company, XL Specialty Insurance Company, Travelers Casualty and Surety Company of America, Twin City Fire Insurance Company, U.S. Specialty Insurance Company, Arch Insurance Company, ACE American Insurance Company, Marsh Alpha (Lloyd’s of London), Allied World Assurance Company Ltd, Axis Insurance Company and Illinois National Insurance Company. The policies expire June 18, 2018, and the total annual premium is approximately $1,288,060.

NON-GAAP FINANCIAL MEASURES

We have reported our financial results in accordance with U.S. GAAP. In addition, we have discussed our results using non-GAAP measures.

We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related tax effects. Management believes that these non-GAAP financial measures provide an additional means of analyzing the current periods’ results against the corresponding prior periods’ results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with U.S. GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures and should be read only in conjunction with our Consolidated Financial Statements prepared in accordance with U.S. GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions, and providing such non-GAAP financial measures to investors allows for a further level of transparency as to how management reviews and evaluates our business results and trends. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

A reconciliation of the non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is provided below.

These reconciliations also include the income tax effects for our non-GAAP performance measures in total, to the extent applicable. The income tax effects are calculated under the same accounting principles as applied to our reported pre-tax performance measures under ASC 740, which employs an annual effective tax rate method. The noted income tax effect for our non-GAAP performance measures is effectively the difference in income taxes for reported and adjusted pre-tax income calculated under the annual effective tax rate method. The tax effect of the non-GAAP adjustments was calculated based upon evaluation of the statutory tax treatment and the applicable statutory tax rate in the jurisdictions in which such charges were incurred.

Adjusted Net Income (Loss)

We make adjustments to Income (Loss) before Income Taxes for the following items for the purpose of calculating Adjusted Net Income (Loss):

•	Amortization of intangible assets. The amortization of intangible assets is driven by acquisition activity, which can vary in size, nature and timing as compared to other companies within our industry from period to period.

•	Restructuring and related costs. Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our strategic transformation program.

•	Separation costs. Separation costs are expenses incurred in connection with the separation from Xerox Corporation into a separate, independent, publicly traded company. These costs primarily relate to third-party investment banking, accounting, legal, consulting and other similar types of services related to the separation transaction as well as costs associated with the operational separation of the two companies.

•	Other (income) expenses, net. Other (income) expenses, net includes currency (gains) losses, net, litigation matters and all other (income) expenses, net.

•	NY Medicaid Management Information System (NY MMIS). Costs associated with the company not fully completing the State of New York Health Enterprise platform project.

•	Health Enterprise (HE charge). Cost associated with not fully completing the Health Enterprise Medical platform implementation projects in California and Montana.

•	(Gain) loss on sale of asset and businesses.

The Company provides adjusted net income and adjusted EPS financial measures to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions.

Adjusted EBITDA

We use Adjusted EBITDA as an additional way of assessing certain aspects of our operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our on-going business. Adjusted EBITDA represents income (loss) before interest, income taxes, depreciation and amortization adjusted for the following items:

•	Restructuring and related costs.

•	Separation costs.

•	Other (income) expenses, net.

•	NY MMIS.

•	HE charge.

•	(Gain) loss on sale of asset and businesses.

Adjusted EBITDA is not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Conduent’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

Free Cash Flow

Free Cash Flow is defined as cash flows from operating activities as reported on the consolidated statement of cash flows, less cost of additions to land, buildings and equipment, cost of additions to internal use software, vendor financed capital lease additions and proceeds from sales of land, buildings and equipment. We use the non-GAAP measure of Free Cash Flow as a criterion of liquidity and performance-based components of employee compensation. We use Free Cash Flow as a measure of liquidity to determine amounts we can reinvest in our core businesses, such as amounts available to make acquisitions, invest in land, buildings and equipment and internal use software and make principal payments on debt. In order to provide a meaningful basis for comparison, we are providing information with respect to our Free Cash Flow reconciled to cash flow provided by operating activities, which we believe to be the most directly comparable measure under U.S. GAAP. Adjusted free cash flow is defined as free cash flow from above plus deferred compensation payments.

Non-GAAP Reconciliations

Adjusted Net Income Reconciliation:

(in millions)	Year Ended December 31, 2017

GAAP as Reported from Continuing Operations	$177
Adjustments:
Amortization of intangible assets	243
NY MMIS	9
Restructuring and related costs	101
HE charge	(8)
Separation costs	12
(Gain) loss on sale of asset and businesses	(42)
Other (income) expenses, net	(18)
Less: Income tax adjustments(1)	(288)

Adjusted Net Income	$186

(1)	Income Tax Adjustments

(in millions)	Year Ended December 31, 2017

GAAP Income Tax Benefit as Reported	$(193)
Non-GAAP adjustments
Benefit from tax law changes	198
Termination of COLI plan	(19)
Other non-GAAP adjustments	109

Income tax adjustments	$288

Adjusted EBITDA Reconciliations:

(in millions)	Year Ended December 31, 2017
Revenue	$6,022
Reconciliation to Adjusted EBITDA
Net Income (Loss) from Continuing Operations	$177
Interest Expense	137
Income tax benefits	(193)
Depreciation	125
Amortization	372

EBITDA	$618

EBITDA	$618
Adjustments:
Restructuring and related costs	101
Separation costs	12
NY MMIS	9
HE charge	(8)
(Gain) Loss on sale of assets and business	(42)
Other (income) expenses, net	(18)

Adjusted EBITDA	$672

Free Cash Flow/Adjusted Free Cash Flow Reconciliation:

(in millions)	Year Ended December 31, 2017

Operating Cash Flow	$302
Cost of additions to land, buildings and equipment	(96)
Proceeds from sales of land, buildings and equipment	33
Cost of additions to internal use software	(36)
Vendor financed capital leases	(16)

Free Cash Flow	$187

Free Cash Flow	$187
Deferred compensation payments	17

Adjusted Free Cash Flow	$204

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PWC”), an independent registered public accounting firm, to act as independent auditors of the Company for 2018. PwC has served as the Company’s independent auditors since 2016. Representatives of the firm are expected to be at the Annual Meeting to respond to appropriate questions and to make a statement, if they wish.

Principal Auditor Fees and Services

Aggregate fees for professional services rendered for the Company by PwC were ($ in millions):

	2017	2016(1)
Audit Fees(2)	$7.0	$5.8
Audit Related Fees(3)	$4.6	$0.7
Tax Fees(4)	$0.7	$0.2
All Other Fees(5)	$0.2	$0
Total Fees	$12.5	$6.7

(1)	The Company paid $1,621,000 to PwC for services rendered for 2016. The remainder of the $6.7 million paid to PwC for services rendered for 2016 was paid directly by Xerox because the Company’s results were included in Xerox’s consolidated financial statements.

(2)	These audit fees were for professional services rendered for the audits of consolidated financial statements, reviews of interim financial statements included in periodic reports, audits related to internal control over financial reporting and statutory audits.

(3)	These audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and are not reported under the “audit fees” category above. These services include carve-out audits, SSAE 16 engagements and other service organization reports, implementation of new accounting standards and regulations, technical accounting advice and agreed-upon procedures.

(4)	Tax fees were for tax compliance, tax advice and tax planning. These services included the preparation and review of required tax return compliance filings, assistance with tax audits and transfer pricing matters, advisory services relating to federal, state, provincial and international tax compliance, customs and duties, and restructurings, mergers and acquisitions.

(5)	Fees disclosed in the tables above under the item “all other fees” were for services other than the audit fees, audit-related fees and tax fees described above.

Pursuant to its charter, the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the Company’s independent auditors. In addition to assuring the regular rotation of the lead audit partner as required by law, the Audit Committee is involved in the evaluation and selection of the lead audit partner and considers whether there should be regular rotation of the independent auditors.

The Audit Committee is also required to review and pre-approve all of the audit and non-audit services to be performed by the Company’s independent auditors, including the firm’s engagement letter for the annual audit of the Company, the proposed fees in connection with such audit services, and any additional services that management chooses to hire the independent auditors to perform. The authority for such pre-approval may be delegated to one or more members of the Audit Committee, provided that the decisions of any member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next meeting. Additionally, the Audit Committee can establish pre-approval policies and procedures with respect to the engagement of the Company’s independent auditors for non-audit services. In accordance with the Audit Committee Charter, all of the foregoing audit and non-audit fees paid to, and the related service provided by, PwC were pre-approved by the Audit Committee.

At least annually, the Audit Committee reviews the Company’s independent registered public accounting firm to decide whether to retain such firm on behalf of the Company. PwC has been the Company’s independent registered public accounting firm since 2016.

When conducting its latest review of PwC, the Audit Committee considered the following factors:

•	The professional qualifications of PwC, the lead audit partner and other key engagement partners on the engagement;

•	The appropriateness of PwC’s fees relative to both efficiency and audit quality;

•	PwC’s independence policies and processes for maintaining its independence;

•	PwC’s capability, expertise and efficiency in handling the breadth and complexity of the Company’s operations across the globe; and

•	PwC’s demonstrated professional integrity and objectivity.

The Audit Committee and the Board believe that the continued retention of PwC to serve as our independent auditors is in the best interests of the Company and its shareholders.

Audit Committee Report

The responsibilities of the Audit Committee are discussed under “Committee Functions, Membership and Meetings” on page 14 and can also be found on our website at www.conduent.com/corporate-governance. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Consistent with the foregoing, the Audit Committee has:

•	Reviewed and discussed with the management of the Company and PwC the audited consolidated financial statements of the Company for the year ended December 31, 2017, including the specific disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s key accounting policies and use of estimates;

•	Discussed with PwC the matters required to be communicated in PCAOB Auditing Standards Nos. 1301 (Communication with Audit Committees) and 2410 (Related Parties); and

•	Received the written disclosures and the letter from PwC required by the applicable PCAOB independence rules and New York Stock Exchange Rule 303A.07 (Auditor Quality Control Procedures) and has discussed with PwC that firm’s independence and quality control procedures.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s 2017 Annual Report to Shareholders and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing by the Company with the SEC.

Virginia M. Wilson, Chair

Joie A. Gregor

Michael Nevin

The Board recommends a vote

FOR

the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2018

PROPOSAL 3 — PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE 2017 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by the Dodd-Frank Act, under Section 14A of the Exchange Act, we are seeking your vote, on a non-binding advisory basis, on the compensation of our named executive officers as described in the Compensation Discussion and Analysis, compensation tables and narrative disclosure, as provided in this proxy statement. Specifically, shareholders are being asked to vote upon, and the Board has approved and unanimously recommends approval of, the following non-binding advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED. “

The Board believes that our executive compensation program is well designed, appropriately aligns executive pay with Company performance and incentivizes desirable executive performance. This proposal gives you an opportunity to express your own view of our 2017 executive compensation practices. We provide shareholders with the opportunity to cast their advisory vote on our executive compensation practices on an annual basis, in accordance with the preference expressed by our shareholders at the 2017 annual meeting regarding the frequency of our advisory vote on executive compensation.

While this vote does not address any specific item of compensation and is not binding on the Board, the Board and its Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions.

The Board recommends a vote

FOR

the proposal to approve the compensation of the named executive officers as disclosed in this Proxy Statement

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Eastern Time, on May 25, 2018.
Vote by Internet • Go to www.envisionreports.com/CNDT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Directors: 01 - Paul S. Galant 04 - Courtney Mather 07 - William G. Parrett	For ☐ ☐ ☐	Against ☐ ☐ ☐	Abstain ☐ ☐ ☐	02 - Nicholas Graziano 05 - Michael Nevin 08 - Ashok Vemuri	For ☐ ☐ ☐	Against ☐ ☐ ☐	Abstain ☐ ☐ ☐	03 - Joie Gregor 06 - Michael A. Nutter 09 - Virginia M. Wilson	For ☐ ☐ ☐	Against ☐ ☐ ☐	Abstain ☐ ☐ ☐	+

B	The Board of Directors recommends a vote FOR Proposals 2 and 3.

	For	Against	Abstain		For	Against	Abstain
2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.	☐	☐	☐	3. Approve, on an advisory basis, the 2017 compensation of our named executive officers.	☐	☐	☐

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02S2SB

2018 Annual Meeting Admission Ticket

2018 Annual Meeting of

Conduent Incorporated Shareholders

May 25, 2018 at 9:00 a.m. Eastern Time

The Madison Hotel

1 Convent Road

Morristown, New Jersey 07960

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Conduent Incorporated

Notice of 2018 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 25, 2018

Ashok Vemuri and William G. Parrett, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Conduent Incorporated to be held at The Madison Hotel, 1 Convent Road, Morristown, New Jersey 07960 on May 25, 2018 at 9:00 a.m. (ET) or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all Nominees and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)